Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-179288

The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor solicitation of an offer to buy securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 4, 2014

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated January 31, 2012)

$         % Senior Notes due 2026

This is an offering of $         aggregate principal amount of our     % senior notes due 2026 (the “Notes”). The Notes will mature on             , 2026. We will pay interest on the Notes on                      and                      of each year, commencing             , 2014, and at maturity.

We may redeem some or all of the Notes at any time (i) prior to the date that is 90 days prior to the scheduled maturity date of the Notes at a “make-whole” price as described in this prospectus supplement under the caption “Description of Notes—Redemption at Our Option” and (ii) on or after the date that is 90 days prior to the scheduled maturity date of the Notes at a redemption price equal to 100% of the principal amount of the Notes, plus, in either case, accrued and unpaid interest on the Notes to the redemption date. The Notes will not have the benefit of any sinking fund. The Notes will be our senior unsecured and unsubordinated obligations and rank equally with all of our other unsecured and unsubordinated indebtedness, senior to any of our future indebtedness that is expressly subordinated in right of payment to the Notes, and junior to any of our secured indebtedness to the extent of the value of the assets securing that indebtedness. When the Notes are issued, they will be guaranteed by all of our wholly-owned (i.e., directly or indirectly 100% owned) subsidiaries (other than our finance company subsidiaries, any foreign subsidiaries, our Rialto segment subsidiaries and our subsidiaries that individually have a net worth of $10 million or less and collectively have an aggregate net worth of not more than $50 million). The guarantees by all subsidiaries that are guaranteeing the Notes at any time are or will be full and unconditional and joint and several while they are in effect. The guarantee by any subsidiary may be suspended or released under certain circumstances. See “Description of Notes—The Guarantees.”

Holders may require us to purchase all or any portion of their Notes on             , 2019 for cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued but unpaid interest to, but not including, the repurchase date. If holders of Notes require us to repurchase 95% or more of the aggregate principal amount of Notes that are outstanding on             , 2019, we may at any time on or after that date redeem all, but not less than all, of the remaining Notes, at a redemption price equal to 100% of their principal amount, plus accrued interest to the redemption date. Upon a Change of Control Triggering Event, we will be required to make an offer to repurchase all the outstanding Notes at a price in cash equal to 101% of the principal amount of the Notes, plus any accrued and unpaid interest to, but not including, the repurchase date.

For a more complete description of the Notes, see the “Description of Notes” section of this prospectus supplement. The Notes are a new issue of securities and there currently is no established trading market for the Notes. We do not intend to apply to list the Notes on any securities exchange or to include them in any automated quotation system. It is possible that no active trading market for the Notes will develop, or that if it develops, it will not be maintained.

Investing in the Notes involves significant risk. See the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended November 30, 2013, which is incorporated by reference in this prospectus supplement, and the risks described in the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Also see the section entitled “Risk Factors” beginning on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note(1)		Total
Public Offering Price		%	$
Underwriting Discount		%	$
Proceeds to Us (before estimated expenses)		%	$

(1)	Plus accrued interest, if any, from , 2014.

The Notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about             , 2014, which is the fifth Business Day following the date of this prospectus supplement (such settlement cycle is referred to as T+5). You should be advised that the trading of the Notes may be affected by the T+5 settlement.

Joint Book-Running Managers

Citigroup	BMO Capital Markets	BofA Merrill Lynch
Deutsche Bank Securities		J.P. Morgan
UBS Investment Bank		Wells Fargo Securities

The date of this prospectus supplement is             , 2014.

We are responsible only for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus and in any related free writing prospectus that we prepare or authorize. We have not, and the underwriters have not, authorized anyone to provide you with any other information, and neither we nor the underwriters, take any responsibility for any other information that others may provide you. Neither we nor the underwriters are making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission, or the “SEC,” utilizing a “shelf” registration or continuous offering process. Under this process, we are offering to sell the Notes using this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus gives general information about our offerings of debt securities. You should read this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in each of them, and the additional information described below under the heading “Where You Can Find More Information.” If the information contained or incorporated by reference in this prospectus supplement is inconsistent with anything in the accompanying prospectus, the information contained or incorporated by reference in this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

Unless otherwise defined in this prospectus supplement, the terms “the Company,” “we,” “our” or “us” refer to Lennar Corporation and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements included or incorporated by reference into this prospectus supplement and the accompanying prospectus include statements regarding: our belief that the housing market is in a solid recovery mode, and our belief regarding the drivers of such recovery; our belief that we will experience a strong spring selling season in 2014, and that we will achieve another year of substantial profitability in fiscal 2014; our expectation that the Financial Services segment will continue to benefit as our homebuilding business expands; our expectation that we will continue to invest in carefully underwritten strategic land acquisitions; our expectation that the prospects for future earnings for our Rialto segment will continue to improve, and that the RMF business will be a significant contributor to Rialto’s revenues; our expectation that the construction of our Multifamily development pipeline will be completed over the next four years, and that we will see returns on invested capital in the second half of fiscal 2014 with more meaningful contributions coming from our Multifamily segment beyond fiscal 2014; our expectation regarding our business strategies, including that FivePoint Communities will continue to mature as a long-term strategy; our expectation that the Company’s main driver of earnings will continue to be our homebuilding and Financial Services operations, and our belief that we are currently well positioned to deliver between 21,000 and 22,000 homes with gross margins expected to average about 25% during fiscal 2014; our expectation that substantially all homes currently in backlog will be delivered in fiscal 2014; our expectation regarding our variability in our quarterly results; our expectation regarding the growth in the Rialto management fees revenue; our expectations regarding the renewal or replacement of our warehouse facilities; our belief regarding draws upon our bonds or letters of credit, and our belief regarding the impact to the Company if there were such a draw; our belief that our operations and borrowing resources will provide for our current and long-term capital requirements at our anticipated levels of activity; our intent to settle the 2.75% Convertible Senior Notes in cash; our belief that we will not suffer credit losses from counterparty non-performance related to our forward commitments and option contracts; our estimates regarding certain accounting valuations and tax matters, including our belief regarding our effective tax rate in 2014, and our expectations regarding the result of anticipated settlements with various taxing authorities.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our

S-ii

goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to the following: a delay in the recovery of real estate markets across the nation, or any further downturn in such markets; changes in general economic and financial conditions in the U.S. leading to decreased demand for our services and homes, lower profit margins and reduced access to credit; competition for home sales from other sellers of new and resale homes; conditions in the capital, credit and financial markets, including mortgage lending standards, the availability of mortgage financing and mortgage foreclosure rates; changes in interest and unemployment rates, and inflation; a decline in the value of the land and home inventories we maintain or possible future write-downs of the book value of our real estate assets; increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance, and our ability to manage our cost structure; our inability to maintain anticipated pricing levels and our inability to predict the effect of interest rates on demand; the inability or unwillingness of the participants in various joint ventures to honor their commitments; our ability to successfully and timely obtain land-use entitlements and construction financing, and address issues that arise in connection with the use and development of our land; natural disasters and other unforeseen damage for which our insurance may not provide adequate coverage; potential liability under environmental or construction laws, or other laws or regulations affecting our business; our ability to comply with the terms of our debt instruments; unfavorable or unanticipated outcomes in legal proceedings; and our ability to successfully estimate the impact of certain accounting and tax matters.

Please see “Item 1A-Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended November 30, 2013, and other filings we have made with the SEC for a further discussion of these and other risks and uncertainties which could affect our future results. We undertake no obligation to publicly revise any forward-looking statements to reflect events or circumstances after the date of those statements or to reflect the occurrence of anticipated or unanticipated events, except to the extent we are legally required to disclose certain matters in SEC filings or otherwise.

S-iii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement or in documents incorporated by reference in this prospectus supplement. This summary is not intended to be a complete description of the matters covered in this prospectus supplement and is subject, and qualified in its entirety by reference, to the more detailed information and financial statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all the information you should consider before deciding whether to purchase Notes. You should read in their entirety this prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference into them.

Lennar Corporation

We are one of the nation’s largest homebuilders, a provider of real estate related financial services, and through our Rialto Investments (“Rialto”) segment, a commercial real estate investment, an investment management and finance company. In addition, we have a multifamily business that is focused on developing multifamily rental properties in select U.S. markets primarily through unconsolidated entities. Our homebuilding operations include the construction and sale of single-family attached and detached homes, as well as the purchase, development and sale of residential land directly and through unconsolidated entities in which we have investments. We conduct homebuilding activities in various states, with our largest homebuilding operations in Florida, Texas and California.

We also provide mortgage financing, title insurance and closing services for both buyers of our homes and others. Substantially all of the residential mortgage loans that we originate are sold within a short period in the secondary mortgage market on a servicing released, non-recourse basis. After the loans are sold, we retain potential liability for possible claims by purchasers that we breached certain limited industry-standard representations and warranties in the loan sale agreements. Our financial services segment operates generally in the same states as our homebuilding operations, as well as in other states.

The Rialto segment is a commercial real estate investment, investment management, and finance company focused on raising, investing and managing third party capital, originating and securitizing commercial mortgage loans, as well as investing our own capital in real estate related mortgage loans, properties and related securities. Rialto utilizes its vertically-integrated investment and operating platform to underwrite, diligence, acquire, manage, workout and add value to diverse portfolios of real estate loans, properties and real estate related securities, as well as providing strategic real estate capital. Rialto’s primary focus is to manage third party capital and to originate and sell into securitizations commercial mortgage loans. Rialto has commenced the workout and/or oversight of billions of dollars of real estate assets across the United States, including commercial and residential real estate loans and properties, as well as mortgage backed securities, with the objective of generating superior, risk-adjusted returns. Rialto intends to capitalize on the market dynamics in the commercial real estate sector by expanding our balance sheet-light strategy to grow our investment and asset management funds and expand our commercial loan origination program. Growing our investment and asset management funds will increase the recurring fees we earn on the capital we manage for third parties. Our commercial loan origination program enables us to recycle capital with attractive risk-adjusted returns as we originate commercial mortgage loans and sell them into a resurging CMBS securitization market. We intend to monetize the investments made with our capital over the next few years to recapture capital previously invested in these assets. In addition, we may opportunistically retain or acquire other commercial real estate related investments, including non-investment grade tranches of CMBS, if we believe those investments will result in attractive risk-adjusted returns.

Rialto is the sponsor of, and an investor in, private equity vehicles that invest in and manage real estate related assets. This has included Rialto Real Estate Fund, LP that was initially formed in 2010 in which investors committed and contributed a total of $700 million of equity (including $75 million by us), Rialto Real Estate Fund II, LP that was formed in 2013 with investor commitments at November 30, 2013 of $1.1 billion (including

$100 million by us) and the Rialto Mezzanine Partners Fund, LP that was formed in 2013 with a target of raising $300 million in capital (including $25 million committed by us) to invest in performing mezzanine commercial loans. Rialto also earns fees for its role as a manager of these vehicles and for providing asset management and other services to those vehicles and other third parties. During 2013, Rialto Mortgage Finance, LLC was formed to originate and sell into securitizations commercial first mortgage loans, generally with principal amounts between $2 million and $75 million, which are secured by income producing properties.

During 2012 and 2013, we became actively involved, primarily through unconsolidated entities, in the development of multifamily rental properties. The Lennar Multifamily segment focuses on developing a geographically diversified portfolio of institutional quality multifamily rental properties in select U.S. markets.

For additional information, see our Annual Report on Form 10-K for the fiscal year ended November 30, 2013.

We are a Delaware corporation. Our principal offices are at 700 Northwest 107th Avenue, Miami, Florida 33172. Our telephone number at these offices is (305) 559-4000. Our website address is www.lennar.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

The summary below describes the principal terms of the Notes. Certain of the terms and conditions described below are subject to limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the Notes. You should read the entire prospectus supplement and the accompanying prospectus carefully before making an investment in the Notes.

With respect to the discussion of the terms of the Notes on the cover page, in this section and in the section entitled “Description of Notes,” references to “the Company,” “us,” “we” and “our” refer only to Lennar Corporation and not to any of its subsidiaries.

Issuer	Lennar Corporation, a Delaware corporation.

Securities Offered	$ aggregate principal amount of % senior notes due 2026.

Maturity Date	, 2026

Interest Rate	The Notes will bear interest at % per year (calculated using a 360-day year composed of twelve 30-day months). Interest will accrue from , 2014.

Interest Payment Dates	and of each year, beginning on , 2014, payable to holders of record at the close of business on and , as the case may be, immediately preceding each interest payment date. Interest will also be payable on the Maturity Date.

Sinking Fund	None.

Ranking	The Notes will be our senior, unsecured and unsubordinated obligations and will rank equally with all of our other senior unsecured and unsubordinated indebtedness that is outstanding from time-to-time, senior to any of our future indebtedness that is expressly subordinated in right of payment to the Notes, and junior to any of our secured indebtedness to the extent of the value of the assets securing that indebtedness. The Notes are structurally subordinated to all existing and future obligations (including trade payables) of our subsidiaries that are not then guaranteeing the Notes. See “Description of Notes—The Guarantees.” See also “Risk Factors—Because the Notes are structurally subordinated to the obligations of our non-guarantor subsidiaries, your ability to be repaid may be adversely affected to the extent particular subsidiaries are not guaranteeing the Notes at a time when you become entitled to repayment” and “—The fact that the Notes are unsecured may increase the possibility that you will not be fully repaid if we become insolvent.”

As of November 30, 2013, our subsidiaries had $1.2 billion of indebtedness, including $810.8 million of secured indebtedness. Of this amount, $803.8 million ($450.2 million of secured indebtedness) was indebtedness of subsidiaries that will not be guaranteeing the Notes when they are issued. As of November 30, 2013, the secured debt of our subsidiaries and the unsecured debt of our non-guarantor subsidiaries totaled $1.2 billion.

Guarantees	All of our existing and future wholly-owned (i.e., directly or indirectly 100% owned) subsidiaries (other than finance company subsidiaries and foreign subsidiaries) that directly or indirectly guarantee at least $75 million of our indebtedness will guarantee the Notes. The guarantees by all the subsidiaries that are guaranteeing the Notes at any time are or will be full and unconditional and joint and several. To the extent these guarantees are effective when the Notes are issued, or become effective after that, they may subsequently be suspended or released under limited circumstances. When the Notes are issued, they will be guaranteed by all of our wholly-owned (i.e., directly or indirectly 100% owned) subsidiaries (other than our finance company subsidiaries, any foreign subsidiaries, our Rialto segment subsidiaries and our subsidiaries that individually have a net worth of $10 million or less and collectively have an aggregate net worth of not more than $50 million). These are the same subsidiaries that currently are guaranteeing our obligations under our principal credit facility. See “Description of Notes—The Guarantees.”

Redemption at our Option	We may redeem the Notes in whole or in part from time to time. If we redeem Notes more than 90 days prior to their scheduled maturity date, the redemption price will be equal to the greater of (i) 100% of their principal amount; or (ii) the present value of the remaining scheduled payments on the Notes being redeemed, discounted to the date of redemption, on a semi-annual basis, at the Treasury Rate plus basis points ( %). If we redeem Notes on or after the date that is 90 days prior to the scheduled maturity date of the Notes, the redemption price will be equal to 100% of the principal amount of the Notes. In addition, we may redeem the Notes following the holders’ exercise of their right to require us to purchase their Notes in the circumstances described below under “Repurchase of Notes at Option of Holder.” In any redemption, we will also pay accrued and unpaid interest on the Notes being redeemed to the date of redemption. In determining the redemption price and accrued interest, interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Repurchase of Notes at Option of Holder	Holders may require us to purchase all or any portion of their Notes for cash on , 2019 (the “Repurchase Date”). The repurchase price will equal 100% of the principal amount of the Notes to be repurchased, plus accrued but unpaid interest to, but not including, the Repurchase Date. If holders of Notes require us to repurchase 95% or more of the aggregate principal amount of Notes that are outstanding on , 2019, we may at any time on or after that date redeem all, but not less than all, of the remaining Notes, at a redemption price equal to 100% of their principal amount, plus accrued interest to the redemption date, upon not less than 30 days’ or more than 60 days’ prior notice. See “Description of Notes—Repurchase of Notes at Option of Holder.”

Offer to Repurchase Upon a Change of Control Triggering Event	If there is a Change of Control Triggering Event, we will be required to make an offer to repurchase all the outstanding Notes at a price in cash equal to 101% of the principal amount of the Notes, plus any accrued and unpaid interest to, but not including, the repurchase date. See “Description of Notes—Change of Control Offer.”

Certain Indenture Provisions	The indenture governing the Notes will contain covenants limiting our and some of our subsidiaries’ ability to create liens securing indebtedness or enter into sale and leaseback transactions. These covenants are subject to important exceptions and qualifications. See “Description of Notes—Certain Covenants.”

Governing Law	State of New York.

DTC Eligibility	The Notes will be issued in fully registered book-entry form and will be represented by permanent global notes. The global notes will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company (“DTC”). Beneficial interests in global notes will be shown on, and transfers of Notes will be effected only through, records maintained by DTC and its direct and indirect participants, and an interest in any global note may not be exchanged for certificated notes, except in limited circumstances. See “Book-Entry, Delivery and Settlement.”

Form and Denomination	The Notes will be issued in minimum denominations of $1,000 and in any integral multiples of $1,000.

Trading	The Notes will not be listed on any securities exchange or included in any automated quotation system. The Notes will be new securities for which there is currently no public market.

Risk Factors	Investing in the Notes involves significant risks. See the “Risk Factors” section beginning on page S-6 and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors investors should carefully consider before deciding to invest in the Notes.

Use of Proceeds	We expect to receive net proceeds of approximately $ million from the sale of the Notes after deducting the underwriting discount and expenses of the offering. We intend to use the net proceeds for working capital and for general corporate purposes. See “Use of Proceeds.”

RISK FACTORS

In this section, we describe risks relating to the Notes. Investors considering purchasing Notes should also read the description of risks relating to our business included in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2013. If any of those risks develop into actual events, the Notes or our business, financial condition, results of operations, cash flows, strategies or properties could be materially adversely affected.

Risks Relating to the Notes

The Notes are subject to the normal risks applicable to debt securities, including the possibility that the obligor will not be able to make required payments when they are due. In addition, the Notes are subject to the following risks:

Because the Notes are Structurally Subordinated to the Obligations of Our Non-Guarantor Subsidiaries, Your Ability to be Repaid may be Adversely Affected to the Extent Particular Subsidiaries are not Guaranteeing the Notes at a Time When You Become Entitled to Repayment.

Substantially all of our operating assets are held by our subsidiaries. Unless a subsidiary is guaranteeing the Notes as described under “Description of Notes—The Guarantees,” holders of any indebtedness or preferred stock of that subsidiary and other creditors of that subsidiary, including trade creditors, will have claims on the assets of that subsidiary that are prior to the claims of the holders of the Notes. When the Notes are issued, some, but not all, of our subsidiaries will be guaranteeing the Notes, as described under “Description of Notes—The Guarantees.” Accordingly, when the Notes are issued, they will be structurally subordinated to the debts, preferred stock and other obligations of some of our subsidiaries. The indenture governing the Notes does not prohibit any of our subsidiaries from incurring additional liabilities.

As of November 30, 2013, our subsidiaries had $1.2 billion of indebtedness, including $810.8 million of secured indebtedness. Of this amount, $803.8 million ($450.2 million of secured indebtedness) was indebtedness of subsidiaries that will not be guaranteeing the Notes when they are issued. The indebtedness of our subsidiaries that will not be guaranteeing the Notes when they are issued includes $250 million of 7.000% senior notes due 2018 that were issued to investors in 2013 by the parent entity within our Rialto segment and another subsidiary in that segment and are guaranteed by the principal entities, and most of the other entities, in the Rialto segment.

The Fact that the Notes are Unsecured may Increase the Possibility that You will not be Fully Repaid If We Become Insolvent.

The Notes will not be secured by any of our assets or our subsidiaries’ assets. Therefore, the Notes will, in effect, be junior to our secured indebtedness to the extent of the value of the assets securing that indebtedness.

In the event of our bankruptcy, liquidation, reorganization or other winding up, the holders of any secured debt would receive payments from the assets securing that debt before you receive any payments from sales of those assets. There may not be sufficient assets remaining after payment of secured debt to pay all or any of the amounts due on the Notes that are then outstanding. The indenture governing the Notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities. Under limited circumstances, if we or a Restricted Subsidiary (i.e., an actual or potential guarantor of the Notes) grants a lien securing indebtedness, we or the subsidiary must equally and ratably secure the Notes and, under the indentures relating to our other currently outstanding senior notes, we or the subsidiary must also equally and ratably secure those other senior notes. However, we and our subsidiaries are permitted to incur many types of secured debt without our being required to secure the Notes or our other senior notes. The Notes will be effectively subordinated to that secured debt to the extent of the value of the assets securing it. See “Description of Notes—Certain Covenants.”

As of November 30, 2013, we had no secured debt, but our subsidiaries had $810.8 million of secured debt. Accordingly, as of November 30, 2013, the secured debt of our subsidiaries and the unsecured debt of our non-guarantor subsidiaries totaled $1.2 billion.

Fraudulent Conveyance Considerations.

Any time the subsidiary guarantees of the Notes are effective, those guarantees, under fraudulent conveyance laws, might be subordinated to existing or future indebtedness incurred by the guarantor subsidiaries, or might not be enforceable, if a court or a creditor’s representative, such as a bankruptcy trustee, concluded that those subsidiaries received less than fair consideration for the guarantees and:

•	were rendered insolvent as a result of issuing the guarantees;

•	at the time they issued the guarantees, were engaged in a business or transaction for which the applicable subsidiaries’ remaining assets constituted unreasonably small capital;

•	at the time they issued the guarantees, intended to incur, or believed that we or they would incur, debts beyond our or their ability to pay as those debts matured; or

•	at the time they issued the guarantees, intended to hinder, delay or defraud our or their creditors.

The measure of insolvency varies depending upon the law of the relevant jurisdiction. Generally, however, a company is considered insolvent if its debts are greater than the fair value of its property, or if the fair saleable value of its assets is less than the amount that would be needed to pay its probable liabilities as its existing debts matured and became absolute.

The subsidiary guarantees of the Notes contain terms that limit the obligations of individual subsidiaries to amounts that would not render them insolvent, even if they were required to make payments with regard to the Notes. That might avoid subordination of the guarantees under fraudulent conveyance laws in at least some jurisdictions. See “Description of Notes—The Guarantees.”

Any Guarantees Provided by Our Subsidiaries are Subject to Possible Defenses that may Limit Your Right to Receive Payment from the Guarantors with Regard to the Notes.

Although guarantees by many of our wholly-owned (i.e., directly or indirectly 100% owned) subsidiaries, when they are in effect, provide the holders of the Notes with a direct claim against the assets of those guarantors, enforcement of the guarantees against any guarantor would be subject to certain “suretyship” defenses available to guarantors generally. Enforcement could also be subject to other defenses available to guarantors in certain circumstances. To the extent that guarantees are not enforceable, you would not be able to assert a claim successfully against the guarantors. See “Description of Notes—The Guarantees.”

All of Our Existing Notes Contain the Same Requirement to Provide Guarantees as the Notes Offered by this Prospectus Supplement and all of the Existing Notes will Mature Prior to the Notes.

At November 30, 2013, we had approximately $3.7 billion of outstanding senior notes comprised of our 5.50% senior notes due 2014, 5.60% senior notes due 2015, 6.50% senior notes due 2016, 4.75% senior notes due 2017, 12.25% senior notes due 2017, 6.95% senior notes due 2018, 4.125% senior notes due 2018, 2.75% convertible senior notes due 2020, 3.25% convertible senior notes due 2021 and 4.750% senior notes due 2022 (collectively, the “Existing Notes”), that will rank pari passu with the Notes and contain requirements to provide guarantees on essentially the same terms and conditions as the Notes. All of the Existing Notes have maturity dates prior to the maturity of the Notes and many of them have maturity dates prior to the date on which holders can require us to repurchase Notes. Accordingly, we will be required to repay or refinance the Existing Notes before the Notes mature and to repurchase or refinance most of the Existing Notes before holders have the right to require us to repurchase Notes. See “Other Indebtedness.”

The Guarantees of the Notes may be Suspended or Released.

The principal reason our Restricted Subsidiaries will guarantee the Notes is so holders of the Notes will have rights at least as great with regard to those subsidiaries as any other holders of a material amount of unsecured senior debt of Lennar as a separate entity. Therefore, the guarantee of the Notes by a Restricted Subsidiary will be in effect only while that Restricted Subsidiary directly or indirectly guarantees a material amount of the debt of Lennar, as a separate entity, to others. At present, most of our homebuilding subsidiaries and some of our other subsidiaries are guaranteeing our obligations under our principal credit facility (see “Other Indebtedness”) and therefore are guaranteeing the Existing Notes, and will be guaranteeing the Notes when they are issued.

The subsidiaries that guarantee the Notes when they are issued may not be guaranteeing Lennar debt at all times when Notes are outstanding. The guarantee of the Notes by any Restricted Subsidiary will be suspended if, at any time, and for so long as, that Restricted Subsidiary does not directly or indirectly guarantee at least $75 million principal amount of Lennar’s debt (other than the Existing Notes, the Notes and any other indebtedness that contains similar guarantee suspension provisions). Therefore, if a Restricted Subsidiary ceases to guarantee directly or indirectly at least $75 million of Lennar’s debt obligations, that Restricted Subsidiary’s guarantee of the Notes will be suspended until such time, if any, as it is again directly or indirectly guaranteeing at least $75 million of Lennar’s debt obligations. If our Restricted Subsidiaries guarantee Lennar revolving credit lines totaling at least $75 million, we will treat the guarantees of the Notes as remaining in effect even during periods when our borrowings under the revolving credit lines are less than $75 million.

Under the circumstances described under “Description of Notes—The Guarantees,” a guarantor may be released entirely from its obligations to guarantee the Notes and the Existing Notes.

We may Incur Substantially more Debt or Take Other Actions which would Intensify the Risks Discussed Above.

We and our subsidiaries have the right to incur additional debt in the future, subject to any restrictions contained in any of our debt instruments other than the Notes, some or all of which could be secured debt. We will not be restricted under the terms of the indenture governing the Notes from incurring additional unsecured debt, recapitalizing our debt or taking a number of other actions that could have the effect of diminishing our ability to make payments on the Notes when they are due.

Some Significant Restructuring Transactions may not Constitute a Change of Control Triggering Event, in which case We would not be Obligated to Offer to Repurchase the Notes.

If a Change of Control Triggering Event occurs, you will have the right to require us to repurchase your Notes. However, the provisions relating to a Change of Control Triggering Event will not afford protection to holders of Notes in the event of some transactions that could adversely affect the Notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute Change of Control Triggering Events requiring us to offer to repurchase the Notes. In the event of any such transaction, the holders of the Notes would not have the right to require us to repurchase their Notes, even though each of those transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of Notes.

There Currently is no Public Market for the Notes, so You may be Unable to Sell Your Notes.

The Notes are new securities for which there is currently no public trading market. Consequently, the Notes may be relatively illiquid, and you may be unable to sell your Notes. We do not intend to list the Notes on any securities exchange or to include the Notes in any automated quotation system. We have been informed by the underwriters that they intend to make a market in the Notes after the offering is completed. However, the underwriters may cease their market making at any time without notice. In addition, the liquidity of the trading market in the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the Notes. If any of the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price and you may be unable to resell your Notes or may be able to sell them only at a substantial discount. Future trading prices of the Notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects.

Any Adverse Rating of the Notes may Cause Their Trading Price to Fall.

If a rating service that rates the Notes were to lower its rating on the Notes below the rating it initially assigns to them, or were to announce its intention to put the Notes on credit watch, the trading price of the Notes could decline.

The Notes are not Protected by Restrictive Covenants.

The indenture governing the Notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the Notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of Notes—Consolidation, Merger or Sale of Assets” and “Description of Notes—Change of Control Offer.”

We may not be Able to Raise the Funds Necessary to Finance the Change of Control Offer Required by the Indenture Governing the Notes, which would Violate the Terms of the Notes.

Upon a Change of Control Triggering Event, we will be required to make an offer to repurchase all the outstanding Notes at a price in cash equal to 101% of the principal amount of the Notes, plus any accrued and unpaid interest to, but not including, the repurchase date. To the extent that we are required to offer to repurchase the Notes upon the occurrence of a Change of Control Triggering Event, we will have a similar obligation with regard to the Existing Notes and any other senior notes with similar provisions, and we may not have sufficient funds to repurchase the Notes, the Existing Notes and such other senior notes for cash at that time. In addition, our ability to repurchase the Notes or other of our senior notes for cash may be limited by law or the terms of other agreements relating to other of our indebtedness that is outstanding at the time. The failure to make a required repurchase of the Notes would result in a default under the indenture governing the Notes. A default under the indenture, or the Change of Control itself, could also lead to a default under the other debt securities we have issued or could cause borrowings we have incurred to become due. If the repayment of a substantial amount of indebtedness were to be accelerated after any applicable notice or grace period, we might not have sufficient funds to repay the indebtedness and repurchase the Notes, the Existing Notes or other senior notes containing similar provisions. See “Description of Notes—Change of Control Offer.”

RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended November 30,
	2013		2012		2011		2010		2009
Ratio of earnings to fixed charges(1)(2)	3.0	x	1.7	x	1.6	x	1.3	x	—	x

(1)	For the purpose of calculating the ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before income taxes plus “fixed charges” and certain other adjustments. “Fixed charges” consist of interest incurred on all indebtedness related to continuing operations (including amortization of original issue discount) and the implied interest component of our rent obligations.
(2)	For the year ended November 30, 2009, we had an earnings-to-fixed-charges deficiency of $651.7 million.

There was no preferred stock outstanding for any of the periods shown above. Accordingly, the ratios of earnings to combined fixed charges and preferred stock dividends were identical to the ratios of earnings to fixed charges.

ABSENCE OF PUBLIC MARKET

The Notes will be new securities for which there is no established trading market. We currently do not intend to list the Notes on any securities exchange or to arrange for the Notes to be quoted on any quotation system. Accordingly, it is possible that no active trading market for the Notes will develop and that any market that does develop will not provide significant liquidity to holders of Notes.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $         million from the sale of the Notes after deducting the underwriters’ discount and expenses of the offering. We intend to use the net proceeds for working capital and for general corporate purposes.

OTHER INDEBTEDNESS

Our indebtedness at November 30, 2013 is listed in the table in the section of this prospectus supplement captioned “Capitalization.” The indenture relating to $250 million principal amount of 7.000% senior notes due 2018 issued and guaranteed by subsidiaries in our Rialto segment includes covenants that limit the ability of those subsidiaries to distribute funds to or for the benefit of Lennar Corporation or subsidiaries that are not obligors or guarantors with regard to the Rialto senior notes. With that exception, none of the indebtedness listed in the Capitalization table, other than as described in this prospectus supplement, or the documents incorporated by reference in it, has any covenants that restrict our, or our subsidiaries’, ability to make payments on outstanding indebtedness or to pay dividends, or requires us to maintain financial attributes. All of our Existing Notes have covenants, similar to those in the indenture governing the Notes, that limit our, or our subsidiaries’, ability to create liens securing indebtedness or enter into sale and leaseback transactions. We believe we were in compliance with our debt covenants as of November 30, 2013.

In June 2013, we entered into a credit agreement (referred to in this prospectus supplement as the “Credit Agreement”) with lenders for which J.P. Morgan Securities LLC is the sole bookrunner and arranger. Under the Credit Agreement, which matures in June 2017, we may borrow, on a revolving basis, up to $950 million. The Credit Agreement also provides that up to $500 million in commitments may be used for letters of credit. At November 30, 2013, we had no outstanding borrowings under the Credit Agreement. Lennar’s obligations under the Credit Agreement are guaranteed by the same subsidiaries that will be guaranteeing the Notes and that guarantee the Existing Notes. See “Description of Notes—The Guarantees.”

At November 30, 2013, Lennar had $373.4 million of performance and financial letters of credit outstanding.

CAPITALIZATION

(In thousands, except per share amounts)

The table below shows our capitalization as it existed at November 30, 2013 and as adjusted to give effect to the issuance of $         million aggregate principal amount of the Notes offered by this prospectus supplement.

	Actual	As Adjusted
Debt:
Credit Agreement	—		—
5.50% senior notes due 2014	$249,640		$249,640
5.60% senior notes due 2015	500,527		500,527
6.50% senior notes due 2016	249,886		249,886
4.75% senior notes due 2017	399,250		399,250
12.25% senior notes due 2017	395,312		395,312
6.95% senior notes due 2018	248,167		247,167
4.125% senior notes due 2018	274,995		274,995
2.75% convertible senior notes due 2020	416,041		416,041
3.25% convertible senior notes due 2021	400,000		400,000
4.750% senior notes due 2022	571,012		571,012
% senior notes due 2026 offered by this prospectus supplement	—
Other debt(1)	489,602		489,602

Total Lennar Homebuilding debt	4,194,432
Rialto Investments debt(1)	441,883		441,882
Lennar Financial Services debt	374,166		374,166
Lennar Multifamily debt	13,858		13,858

Total debt	$5,024,339	$

Stockholders’ equity:
Class A common stock of $0.10 par value per share, 184,833 shares issued(2)	$18,483		$18,483
Class B common stock of $0.10 par value per share, 32,983 shares issued	3,298		3,298
Additional paid-in capital	2,721,246		2,721,246
Retained earnings	2,053,893		2,053,893
Treasury stock, at cost, 11,724 Class A common stock and 1,680 Class B common stock	(628,019)		(628,019)

Total stockholders’ equity	4,168,901		4,168,901

Noncontrolling interests	458,569		458,569

Total equity	4,627,470		4,627,470

Total capitalization	$9,651,809	$

(1)	Other debt includes $75.1 million, and Rialto Investments debt includes $12.3 million, of indebtedness of consolidated variable interest entities that are included in the Company’s consolidated liabilities, but for which neither the Company nor any of its subsidiaries (including Rialto Investments) is legally obligated.
(2)	Does not include 53 shares of Class A common stock issuable upon exercise of stock options that were outstanding at November 30, 2013.

DESCRIPTION OF NOTES

The following description of the Notes supplements, and to the extent inconsistent with, replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. We will issue the Notes under an indenture dated as of December 31, 1997 (the “Base Indenture”), as supplemented and amended by an eighth supplemental indenture to be dated as of             , 2014 (the “Eighth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) among us, the subsidiary guarantors and The Bank of New York Mellon, as trustee (the “Trustee”), as successor to The Bank of New York Mellon Trust Company, N.A. We have filed the Base Indenture with the SEC. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the “TIA”). You should read the Indenture for additional information before you purchase any Notes. You may request a copy of the Indenture at our address shown under the caption “Incorporation by Reference” in this prospectus supplement. Capitalized terms used but not defined in this section have the meanings specified in the Indenture. For purposes of this Description of Notes, “we,” “our” or “us” refers to Lennar Corporation and does not include our subsidiaries, except in references to financial data determined on a consolidated basis.

The following description is a summary of the material provisions of the Notes and the Indenture. We urge you to read the Indenture because that document, and not this description, will define each Holder’s rights as a Holder of the Notes.

General

The Notes will be our direct, unsecured obligations and will rank equal in right of payment by us with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes will be issued in denominations of $1,000 principal amount and integral multiples of that amount and will be payable, and may be presented for registration of transfer and exchange, without service charge, at the Trustee’s office or agency in New York, New York.

The Notes are limited in aggregate principal amount to $         million, but we may, without consent of the Holders (as defined below), “reopen” the Notes and issue additional Notes at any time on the same terms and conditions and with the same CUSIP number as the Notes offered by this prospectus supplement. The Notes will mature on             , 2026. Interest on the Notes will accrue at     % per annum and will be payable semi-annually on                      and                      of each year, commencing             , 2014. Interest on the Notes will also be payable on their maturity date and on any redemption date. If any interest payment date, maturity date or redemption date is not a Business Day, then the interest payment will be postponed until the first following Business Day and no additional interest will accrue.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday which is not a legal holiday in New York, New York.

We will pay interest to the persons in whose names the Notes are registered at the close of business on                      and                     , as applicable, before the interest payment date; provided that the interest payable at the maturity date or on a redemption date will be paid to the person to whom principal is payable.

Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. There is no sinking fund applicable to the Notes.

In connection with the Notes, we have not agreed to any financial covenants or any restrictions on the payment of dividends or the issuance or repurchase of our securities. We have agreed to no covenants or other provisions to protect Holders of the Notes in the event of a highly leveraged transaction.

Redemption at Our Option

We may, at our option, redeem the Notes in whole or in part at any time and from time to time. If we redeem Notes more than 90 days prior to their scheduled maturity date, the redemption price will be equal to the greater of:

•	100% of their principal amount; or

•

the present value of the Remaining Scheduled Payments (as defined below) on the Notes being redeemed, discounted to the date of the redemption, on a semi-annual basis, at the Treasury Rate plus              basis points (    %).

If we redeem Notes on or after the date that is 90 days prior to the scheduled maturity date of the Notes, the redemption price will be equal to 100% of the principal amount of the Notes.

In any redemption, we will also pay accrued interest on the Notes being redeemed to the date of redemption. In determining the redemption price and accrued interest, interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Any redemption will be on at least 30, but not more than 60, days’ prior notice.

If money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed is deposited with the Trustee on or before the redemption date, beginning on the redemption date interest will cease to accrue on the Notes (or the portion of them) called for redemption and those Notes will cease to be outstanding.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such price on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means any Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (A) each of Citigroup Global Markets Inc., BMO Capital Markets Corp., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and one primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”) designated by Wells Fargo Securities, LLC (or its affiliate that is a Primary Treasury Dealer); provided, however, that if any of them shall cease to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any Note, the remaining scheduled payments of the principal (or the portion of the principal) that is to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Guarantees

The guarantor Subsidiaries are all 100% owned by us. Each guarantor Subsidiary will, in the circumstances described below (but only in those circumstances), unconditionally guarantee, jointly and severally with the other Subsidiaries that are guaranteeing the Notes, all of our obligations under the Notes and the Indenture, including our obligations to pay principal, premium, if any, and interest with respect to the Notes. The guarantees will be general unsecured obligations of the guarantors and will rank pari passu with all existing and future unsecured indebtedness of the guarantors that is not, by its terms, expressly subordinated in right of payment to the guarantees or to other senior indebtedness of the guarantors. The obligations of each guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such guarantor and after giving effect to any collections from or payments made by or on behalf of any other guarantor in respect of the obligations of such other guarantor under its guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such guarantor under its guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each guarantor that makes a payment or distribution under a guarantee will be entitled to a contribution from each other guarantor in an amount pro rata, based on the net assets of each guarantor, determined in accordance with United States generally accepted accounting principles, or GAAP. While any of our wholly-owned (i.e., directly or indirectly 100% owned) Subsidiaries is guaranteeing the Notes, its guarantee will be full and unconditional, and joint and several with the guarantees of all our other wholly-owned (i.e., directly or indirectly 100% owned) Subsidiaries that are guaranteeing the Notes, subject to limitations intended to prevent the guarantees from constituting fraudulent conveyances or fraudulent transfers under federal or state law.

The Indenture will require that, except as described below, each of our existing and future wholly-owned (i.e., directly or indirectly 100% owned) Subsidiaries (other than any foreign Subsidiary and any finance company Subsidiary) guarantee the Notes if that Subsidiary guarantees any of our (i.e., Lennar Corporation’s) Indebtedness or guarantees the obligations of any Subsidiary as a guarantor of our (i.e., Lennar Corporation’s) Indebtedness (each such Subsidiary, a “guarantor”). At the date of this prospectus supplement, all of our wholly-owned (i.e., directly or indirectly 100% owned) Subsidiaries (other than our finance company Subsidiaries, our Subsidiaries that are involved in owning, financing or managing distressed real estate assets (i.e., the Subsidiaries in our Rialto segment) and our Subsidiaries that individually have a net worth of $10 million or less and collectively have an aggregate net worth of not more than $50 million) are guaranteeing the Credit Agreement (see “Other Indebtedness”) and therefore will be guaranteeing the Notes when they are issued.

Any guarantee of the Notes by a Restricted Subsidiary will be suspended, and that Restricted Subsidiary will not be a guarantor (but will remain a Restricted Subsidiary) and will not have any obligations with regard to the Notes, during any period when the principal amount of our (i.e., Lennar Corporation’s) obligations or of any Subsidiary’s obligations as a guarantor of our (i.e., Lennar Corporation’s) obligations, in each case other than the Notes and any other Indebtedness containing provisions similar to this, that the Restricted Subsidiary is guaranteeing totals less than $75 million. Additionally, if any guarantor is released from its guarantee (rather than a suspension of its guarantee) of the outstanding Indebtedness of us or any other Restricted Subsidiary, that guarantor will automatically be released from its obligations as a guarantor under the Indenture, and from and after the date of that release, that guarantor will cease to constitute a guarantor of the Notes and will not be a Restricted Subsidiary.

The Indenture will provide that if all or substantially all of the assets of any guarantor or all of the capital stock of any guarantor is sold (including by consolidation, merger, issuance or otherwise) or disposed of (including by liquidation, dissolution or otherwise) by us or any of our Subsidiaries, then that guarantor or the Person acquiring those assets (in the event of a sale or other disposition of all or substantially all of the assets of the guarantor) will be deemed automatically and unconditionally released and discharged from all of its obligations under the Indenture without any further action on the part of the Trustee or any Holder of the Notes.

Required Repurchase of Notes at Option of Holder

Any Holder may require us to repurchase for cash on             , 2019 (the “Repurchase Date”) all or any portion of its outstanding Notes for which that Holder has properly delivered and not withdrawn a written repurchase notice. The repurchase price will equal 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the Repurchase Date. If the Repurchase Date occurs after a record date and on or prior to the corresponding interest payment date, we will pay such interest on such interest payment date to the Holder of record on the relevant record date and the repurchase price will be equal to 100% of the principal amount of the Notes.

In connection with the repurchase of Notes, we will notify the Trustee, the paying agent and the Holders of Notes, not less than 20 Business Days prior to the Repurchase Date, of the Holders’ right to require us to repurchase their Notes, the repurchase price, the last date on which a Holder may exercise the repurchase right, the name and address of the paying agent, and the repurchase procedures that Holders must follow to require us to repurchase their Notes.

A Holder may submit a repurchase notice to the paying agent (which will initially be the Trustee) at any time from the opening of business on the date that is 20 Business Days prior to the Repurchase Date until the close of business on the Business Day immediately preceding the Repurchase Date. Any repurchase notice given by a Holder electing to require us to repurchase its Notes shall be given so as to be received by the paying agent no later than the close of business on the Business Day immediately preceding the Repurchase Date and must state:

•

if certificated Notes have been issued, the certificate numbers of the Holders’ Notes to be delivered for repurchase (or, if the Notes are not issued in certificated form, the notice of repurchase must comply with appropriate DTC procedures);

•	the portion of the principal amount of Notes to be repurchased, which must be $1,000 or an integral multiple of that amount; and

•	that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes and the indenture.

A Holder may withdraw its repurchase notice in whole or in part by delivering a written notice of withdrawal to the paying agent prior to the close of business on the Business Day immediately preceding the Repurchase Date. The notice of withdrawal must state:

•	the principal amount of Notes being withdrawn;

•

if certificated Notes have been issued, the certificate numbers of the Notes being withdrawn (or, if the Notes are not issued in certificated form, the notice of withdrawal must comply with appropriate DTC procedures); and

•	the principal amount of the Notes, if any, that remain subject to the repurchase notice.

In connection with the repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file a Schedule TO or any other schedule required under the Exchange Act.

In the event that Holders of Notes elect to exercise their right to require us to repurchase their Notes with respect to 95% or more of the aggregate principal amount of Notes outstanding on             , 2019, we may at any time on or after             , 2019, at our option, redeem all, but not less than all, of the remaining Notes outstanding, at a redemption price equal to 100% of the principal amount thereof, plus accrued interest to the redemption date, upon not less than 30 days’ or more than 60 days’ prior notice. On such redemption date, such remaining Notes shall become due and payable and from and after such date (unless we default in the payment of the redemption price therefor) such remaining Notes shall cease to bear interest.

Our obligation to pay the repurchase price for Notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the Holder effecting book-entry transfer of the Notes or delivering certificated Notes, together with necessary endorsements, to the paying agent after we give the repurchase notice. We will cause the repurchase price for the Notes to be paid promptly following the later of the Repurchase Date and the time of book-entry transfer or delivery of certificated Notes, together with such endorsements as may be necessary.

If the paying agent holds money sufficient to pay the repurchase price of the Notes for which a repurchase notice has been delivered and not validly withdrawn in accordance with the terms of the indenture, then, immediately after the Repurchase Date, those Notes will cease to be outstanding and interest on those Notes will cease to accrue, whether or not the Notes are transferred by book entry or delivered to the paying agent. Thereafter, the Holder will have no rights with respect to the Notes, other than the right to receive the repurchase price upon book-entry transfer or delivery of the Notes.

Our ability to repurchase Notes for cash may be limited by our inability to obtain funds for such repurchase under our then-existing borrowing arrangements or otherwise. If we fail to repurchase Notes when required, we will be in default under the indenture.

Change of Control Offer

If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the Notes by notifying the noteholders to that effect as described above, we will be required to make an offer (a “Change of Control Offer”) to each Holder of Notes to repurchase all or any part (equal to $1,000 or integral multiples of that amount) of that Holder’s Notes on the terms set forth in the Notes. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, on the Notes that are repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be sent to Holders of the Notes, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date that notice is sent, other than as may be required by law (a “Change of Control Payment Date”). The notice will, if sent prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

On each Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•

deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased and that all conditions precedent provided for in the Indenture to the Change of Control Offer and to the repurchase by us of Notes pursuant to the Change of Control Offer have been complied with.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all Notes properly tendered and not withdrawn under its offer.

To the extent that we are required to offer to repurchase the Notes upon the occurrence of a Change of Control Triggering Event, we will have a similar obligation with regard to the Existing Notes. We may not have sufficient funds to repurchase the Notes and the Existing Notes for cash at that time. In addition, our ability to repurchase the Notes or the Existing Notes for cash may be limited by law or the terms of other agreements relating to our indebtedness that is outstanding at the time. The failure to make a required repurchase of the Notes or the Existing Notes would result in a Default under the Notes.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations under it to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the Notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, other than to us or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of our board of directors are not Continuing Directors; or (5) the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction (or series of related transactions) will not be deemed to involve a Change of Control under clause (2) above if, either:

(i)	(A) we become a direct or indirect wholly-owned subsidiary of a holding company and (B)(1) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (2) the shares of our Voting Stock outstanding immediately prior to such transaction are converted into or exchanged for, a majority of the Voting Stock of such holding company immediately after giving effect to such transaction; or

(ii)

(A) Stuart Miller, together with members of his immediate family, directly or indirectly, becomes the beneficial owner of more than 50%, but less than 66 2/3%, of our outstanding Voting Stock (measured by voting power rather than number of shares) and (B) immediately after such transaction or transactions, our Class A common stock is listed for trading on the New York Stock Exchange or The Nasdaq Global Market.

The term “person,” as used in this definition, has the meaning given to it in Section 13(d)(3) of the Exchange Act.

The definition of “change of control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries, taken as a whole. Although there is a body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require us to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Director” means, as of any date of determination, any member of our Board of Directors who (1) was a member of our Board of Directors on the date the Notes were initially issued or (2) was nominated for election, elected or appointed to our Board of Directors with the approval of a majority of the Continuing Directors who were members of our Board of Directors at the time of the nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which that member was named as a nominee for election as a director, without objection to the nomination).

“Fitch” means Fitch Inc. and its successors.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB – (or the equivalent) by S&P and BBB – (or the equivalent) by Fitch, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agencies” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the applicable Notes or fails to make a rating of the applicable Notes publicly available for reasons beyond our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s, S&P or Fitch, or all of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered by at least two of the three Rating Agencies and the Notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies (and, if there is a split among the three Rating Agencies, by the two Rating Agencies with the lowest rating), in any case on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the earlier of (i) the first public notice of the occurrence of a Change of Control or (ii) the first public notice of our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of that person that is at the time entitled to vote generally in the election of the board of directors of that person.

Certain Covenants

Limitation on Liens.    We will not, nor will we permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien upon any of our or its properties or assets, whether owned on the date of original issuance of the Notes (“Issue Date”) or thereafter acquired, unless:

•

if such Lien secures Indebtedness ranking equal in right of payment with the Notes, then the Notes are secured by a Lien on the same properties or assets on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien;

•

if such Lien secures Indebtedness which is subordinated to the Notes, then the Notes are secured by a Lien on the same properties or assets and the Lien securing such Indebtedness is subordinated to the Lien granted to the Holders of the Notes to the same extent as such Indebtedness is subordinated to the Notes; or

•	such Lien is a Permitted Lien (as defined below).

The following Liens are “Permitted Liens”:

•

Liens on property of a Person existing at the time such Person is merged into or consolidated with or otherwise acquired by us or any Restricted Subsidiary, provided that such Liens were in existence prior to, and were not created in contemplation of, such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with us or any Restricted Subsidiary;

•

Liens on property existing at the time of acquisition thereof by us or any Restricted Subsidiary; provided that such Liens were in existence prior to, and were not created in contemplation of, such acquisition and do not extend to any assets other than the property acquired;

•

Liens imposed by law such as carriers’, warehouseman’s or mechanics’ Liens, and other Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

•	Liens incurred in connection with pollution control, industrial revenue, water, sewage or any similar bonds;

•

Liens securing Indebtedness representing, or incurred to finance, the cost of acquiring, constructing or improving any assets, provided that the principal amount of such Indebtedness does not exceed 100% of such cost, including construction charges;

•	Liens securing Indebtedness (A) between a Restricted Subsidiary and us, or (B) between Restricted Subsidiaries;

•

Liens incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate impair in any material respect the use of property in the operation of our business taken as a whole;

•

pledges or deposits under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases to which Lennar or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of us or of any Restricted Subsidiary or deposits for the payment of rent, in each case incurred in the ordinary course of business;

•

Liens granted to any bank or other institution on the payments to be made to such institution by us or any Subsidiary pursuant to any interest rate swap or similar agreement or foreign currency hedge, exchange or similar agreement designed to provide protection against fluctuations in interest rates and currency exchange rates, respectively, provided that such agreements are entered into in, or are incidental to, the ordinary course of business;

•	Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set off or similar rights and remedies;

•	Liens arising from the Uniform Commercial Code financing statements regarding leases;

•

Liens securing indebtedness incurred to finance the acquisition, construction, improvement, development or expansion of a property which are given within 180 days of the acquisition, construction, improvement, development or expansion of such property and which are limited to such property;

•	Liens incurred in connection with Non-Recourse Indebtedness;

•	Liens existing on the Issue Date;

•

Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

•

Liens securing refinancing Indebtedness; provided that any such Lien does not extend to or cover any property or assets other than the property or assets securing Indebtedness so refunded, refinanced or extended;

•

easements, rights-of-way and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from our properties that are subject thereto; and

•	any extensions, substitutions, modifications, replacements or renewals of the Permitted Liens described above.

Notwithstanding the foregoing, we may, and any Restricted Subsidiary may, create, assume, incur or suffer to exist any Lien upon any of our properties or assets without equally and ratably securing the Notes if the aggregate amount of all Indebtedness then outstanding secured by such Lien and all other Liens which are not Permitted Liens, together with the aggregate net sales proceeds from all Sale-Leaseback Transactions which are not Permitted Sale Leaseback Transactions (as defined below), does not exceed 20% of Total Consolidated Stockholders’ Equity.

Sale and Leaseback Transactions.    We will not, nor will we permit any Restricted Subsidiary to, enter into any Sale-Leaseback Transaction, except for any of the following “Permitted Sale-Leaseback Transactions”:

•	a Sale-Leaseback Transaction involving the leasing by us or any Restricted Subsidiary of model homes in our communities;

•

a Sale-Leaseback Transaction relating to a property which occurs within 180 days from the date of acquisition of such property by us or a Restricted Subsidiary or the date of the completion of construction or commencement of full operations on such property, whichever is later;

•

a Sale-Leaseback Transaction where we, within 365 days after such Sale-Leaseback Transaction, apply or cause to be applied to the retirement of our or any Restricted Subsidiary’s Funded Debt (other than our Funded Debt which by its terms or the terms of the instrument pursuant to which it was issued is subordinate in right of payment to the Notes) proceeds of the sale of such property, but only to the extent of the amount of proceeds so applied;

•

a Sale-Leaseback Transaction where we or our Restricted Subsidiaries would, on the effective date of the relevant sale or transfer, be entitled, pursuant to the Indenture, to issue, assume or guarantee Indebtedness secured by a Lien upon the relevant property at least equal in amount to the then present value (discounted at the actual rate of interest of the Sale-Leaseback Transaction) of the obligation for the net rental payments in respect of such Sale-Leaseback Transaction without equally and ratably securing the Notes;

•	a Sale-Leaseback Transaction (A) between Lennar and a Restricted Subsidiary or (B) between Restricted Subsidiaries, so long as the lessor is Lennar or a Restricted Subsidiary; or

•	a Sale-Leaseback Transaction which has a lease of no more than three years in length.

Notwithstanding the foregoing provisions, we may, and may permit any Restricted Subsidiary to, effect any Sale-Leaseback Transaction involving any real or tangible personal property which is not a Permitted Sale-Leaseback Transaction, provided that the aggregate net sales proceeds from all Sale-Leaseback Transactions which are not Permitted Sale-Leaseback Transactions, together with all Indebtedness secured by Liens which are not Permitted Liens, does not exceed 20% of Total Consolidated Stockholders’ Equity.

Mergers and Consolidations.    We may not consolidate with or merge into, or sell or lease our assets substantially as an entirety to, a Person unless:

•

the resulting corporation or the person which acquires or leases our assets (if not us) is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such corporation (if not us) expressly assumes all our obligations under the Notes and all the covenants in the Indenture; and

•	immediately after the transaction, no Event of Default or event which, after notice or lapse of time or both, would be an Event of Default, will have occurred and continue.

Compliance Certificate

We must deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate as to the signer’s knowledge of our compliance with all conditions and our covenants in the Indenture. The Officers’ Certificate also must state whether or not the signer knows of any Default or Event of Default that occurred during the preceding fiscal year. If the signer knows of such a Default or Event of Default, the Officers’ Certificate must describe the Default or Event of Default and the efforts to remedy it. For the purposes of this provision of the Indenture, compliance is determined without regard to any grace period or requirement of notice under the Indenture.

Events of Default; Notice and Waiver

The following will constitute “Events of Default” under the Indenture, subject to any additional limitations and qualifications included in the Indenture:

•	our failure to pay any interest on the Notes continuing for 30 days after it was due;

•	our failure to pay any principal or redemption price or repurchase price of the Notes when it is due;

•

our failure or the failure of any Restricted Subsidiary to fulfill an obligation to pay Indebtedness for borrowed money (other than any Non-Recourse Indebtedness incurred by us or any Restricted Subsidiary), which such failure shall have resulted in the acceleration of, or be a failure to pay at final maturity, Indebtedness aggregating more than $50 million;

•	our failure to perform any other covenant or warranty in the Indenture, continuing for 30 days after written notice as provided in the Indenture;

•

final judgments or orders are rendered against us or any Restricted Subsidiary which require the payment by us or any Restricted Subsidiary of an amount (to the extent not covered by insurance) in excess of $50 million and such judgments or orders remain unstayed or unsatisfied for more than 60 days and are not being contested in good faith by appropriate proceedings; and

•

certain events of bankruptcy, insolvency or reorganization with respect to (i) us or (ii) any Significant Subsidiary or group of subsidiaries that, taken as a whole, would constitute a Significant Subsidiary.

If an Event of Default (other than certain events of bankruptcy, insolvency or reorganization with respect to us or any Significant Subsidiary) has occurred and is continuing, the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal amount of the Notes then outstanding and interest, if any, accrued thereon to be due and payable immediately. However, if we cure all Defaults (except the nonpayment of the principal and interest due on any of the Notes that have become due by acceleration) and certain other conditions in the Indenture are met, with certain exceptions, such declaration may be annulled and past Defaults may be waived by the Holders of a majority of the principal amount of the Notes then outstanding as described below. In the case of certain events of bankruptcy, insolvency or reorganization with respect to us or any Significant Subsidiary, the principal amount of the Notes will automatically become and be immediately due and payable.

Within 90 days after a Trust Officer (as defined in the Indenture) has knowledge of the occurrence of a Default or any Event of Default, the Trustee must send to all Holders notice of all Defaults or Events of Default known to a Trust Officer, unless such Default or Event of Default is cured or waived before the giving of such notice. However, except in the case of a payment Default on any of the Notes, the Trustee will be protected in withholding such notice if and so long as a trust committee of directors and/or officers of the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders.

The Holders of a majority in principal amount of outstanding Notes will have the right to direct the time, method and place of any proceedings for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee, subject to certain limitations specified in the Indenture.

The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of the Notes or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Holders of a majority in principal amount of outstanding Notes may waive any past Defaults under the Indenture, except a Default relating to the non-payment of principal or interest, a Default arising from our failure to redeem or repurchase any Notes when required pursuant to the terms of the Indenture or a Default in respect of any covenant that cannot be amended without the consent of each Holder affected thereby.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. No Holder of the Notes may pursue any remedy under the Indenture, except in the case of a Default due to the non-payment of principal or interest on the Notes, unless:

•	the Holder has given the Trustee written notice of a Default;

•	the Holders of at least 25% in principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

•	the Trustee does not receive an inconsistent direction from the Holders of a majority in principal amount of outstanding Notes; and

•	the Trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

To the extent any Holder or Holders request the Trustee to take any action, the Holder or Holders are required to offer to the Trustee indemnity or security reasonably satisfactory to it against any costs, liability or expense of the Trustee.

The Indenture will require us (i) every year to deliver to the Trustee a statement as to performance of our obligations under the Indenture and as to any Default, and (ii) to deliver to the Trustee prompt notice of any Default.

The Indenture provides that if an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs.

Payments of the redemption price, the repurchase price, the Change of Control repurchase price, or principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate plus one percent from the required payment date.

Modifications of the Indenture

With the consent of the Holders of not less than a majority in principal amount of the Notes at the time outstanding, we and the Trustee may modify the Indenture or the rights of the Holders of the Notes. However, without the consent of each Holder of Notes that is affected, we cannot, among other actions:

•	extend the stated maturity of any Note;

•	reduce the rate or extend the time for the payment of interest on any Note;

•	reduce the principal amount of any Note or the redemption price, or change the time at which or the circumstances under which the Notes may or must be redeemed;

•	impair the right of a Holder to receive payment of principal of or interest on such Holder’s Notes on or after the due dates of such Notes or to institute suit for the payment of any Note;

•	change the currency in which the Notes are payable; or

•	release any guarantor except as provided in the Indenture and described under “The Guarantees.”

In addition, without the consent of the Holders of all of the Notes then outstanding, we cannot reduce the percentage of Notes the Holders of which are required to consent to any such amendment or to waive a Default or Event of Default as described under “Events of Default, Notice and Waiver.”

We and the Trustee may modify the Indenture without notice to or the consent of any Holder in order to make certain minor changes that do not adversely affect the Holders of the Notes.

Notices

Except as otherwise provided in this “Description of Notes” or the Indenture, notices to Holders of the Notes will be given by mail to the addresses of Holders of the Notes as they appear in the Notes register; provided that notices given to Holders holding Notes in book-entry form may be given through the facilities of DTC or any successor depository.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder or partner of the Company, or any successor or any subsidiary of the foregoing, as such, will have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Unclaimed Money

If money deposited with the Trustee or paying agent for the payment of principal of, or premium, if any, or accrued and unpaid interest on, the Notes remains unclaimed for two years, the Trustee and paying agent will pay the money back to us upon our written request. However, the Trustee and paying agent have the right to withhold paying the money back to us until they publish, at our expense, in a newspaper of general circulation in the City of New York, or mail to each registered Holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the Trustee or paying agent pays the money back to us, Holders of Notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the Trustee and the paying agent with respect to the money will cease.

Governing Law

The Notes and the Indenture, and any claim, controversy or dispute arising under or related to the Indenture or the Notes, will be governed by, and construed in accordance with, the laws of the State of New York (without regard to the conflicts of laws provisions thereof).

Reporting

The indenture will provide that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be provided to the Trustee within 15 days after they are filed with the SEC. Documents filed by us with the SEC via the EDGAR system will be deemed provided to the Trustee as of the time such documents are filed via EDGAR.

Form, Denomination, Exchange, Registration and Transfer

The Notes will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

If there are certificated Notes, Holders may present certificated Notes for registration of transfer and exchange at the office maintained by us for such purpose, which will initially be an office or agency of the Trustee.

Global Notes

The Notes will be issued in the form of one or more global notes that will be deposited with the Trustee as custodian for DTC. Holders will receive interests in the global notes. Interests in the global notes will be issued only in denominations of $1,000 principal amount or integral multiples of that amount. Unless and until it is exchanged in whole or in part for securities in definitive form, a global note may not be transferred except as a whole to a nominee of DTC for such global note, or by a nominee of DTC to DTC or another nominee of DTC, or by DTC or any such nominee to a successor depositary or a nominee of such successor depositary.

Payment and Paying Agent

We will maintain an office or agent in the United States where we will pay the principal on the Notes, and a Holder may present Notes for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the Trustee.

Payments on the Notes represented by the global notes will be made to DTC, or its nominee, as the case may be, as the registered owner of the global notes, in immediately available funds.

Book-Entry, Delivery and Settlement

We will issue the Notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC has advised us as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•

DTC holds securities for its participating organizations that its participants (collectively, the “participants”) deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by the NYSE and the Financial Industry Regulatory Authority, Inc.

•

Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies (collectively, the “indirect participants”) that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

•	Persons who are not participants may beneficially own securities held by or on behalf of DTC only through DTC’s participants or DTC’s indirect participants.

We are providing the following descriptions of the operations and procedures of DTC to the Holders solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. None of us, the underwriters or the Trustee takes any responsibility for these operations or procedures, and each Holder is urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

Upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes.

•

Ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

Payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments. Transfers between participants in DTC will be effected in accordance with DTC’s rules and will be settled in immediately available funds.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

As long as the Notes are represented by one or more global notes, DTC’s nominee will be the Holder of the Notes and therefore will be the only entity that can exercise a right to repayment, repurchase or conversion of the Notes. Notice by participants or indirect participants or by owners of beneficial interests in a global note held through such participants or indirect participants of the exercise of the option to require purchase or conversion of beneficial interests in Notes represented by a global note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to participants. In order to ensure that DTC’s nominee will timely exercise a right to purchase or conversion with respect to a particular note, the beneficial owner of such note must instruct the broker or the participant or indirect participant through which it holds an interest in such note to notify DTC of its desire to exercise a right to purchase or conversion. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. We will not be liable for any delay in delivery of notices of the exercise of the option to elect purchase or conversion.

Notes represented by a global note will be exchangeable for registered certificated securities with the same terms only if: (1) DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; (2) we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or (3) an Event of Default under the Indenture occurs and is continuing.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC or for maintaining, supervising or reviewing any records of DTC relating to the Notes.

Concerning the Trustee

The Bank of New York Mellon is the Trustee under the Indenture and will be appointed by us as the initial paying agent, registrar and custodian with regard to the Notes. We may maintain deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business. The Trustee is the trustee under indentures relating to the Existing Notes in addition to the Notes. The Trustee and its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Discharge of the Indenture

We may satisfy and discharge our obligations under the Indenture with respect to the Notes by:

•	delivering to the Trustee for cancellation all outstanding Notes; or

•

depositing with the Trustee, after all outstanding Notes have become due and payable (or are by their terms to become due and payable within one year), whether at stated maturity, or otherwise, cash and/or U.S. Government Obligations sufficient to pay all of the outstanding Notes and paying all other sums payable under the Indenture by us with respect to the Notes.

Upon the deposit of such funds with the Trustee, the Indenture will, with certain limited exceptions, cease to be of further effect with respect to the Notes. The rights that would continue following the deposit of those funds with the Trustee are:

•	the remaining rights of registration of transfer, substitution and exchange of the Notes;

•

the rights of Holders under the Indenture to receive payments due with respect to the Notes and the other rights, duties and obligations of Holders, as beneficiaries with respect to the amounts, if any, that are deposited with the Trustee; and

•	the rights, obligations and immunities of the Trustee under the Indenture.

Certain Definitions

The following are definitions of certain of the terms used in the Indenture.

“Consolidated Net Tangible Assets” means the total amount of assets which would be included on a consolidated balance sheet of Lennar and the Restricted Subsidiaries under GAAP (less applicable reserves and other properly deductible items) after deducting therefrom:

(a)	all short-term liabilities, i.e., liabilities payable by their terms less than one year from the date of determination and not renewable or extendable at the option of the obligor for a period ending more than one year after such date, and liabilities in respect of retiree benefits other than pensions for which the Restricted Subsidiaries are required to accrue pursuant to former Statement of Financial Accounting Standards No. 106 (now ASC No. 715);

(b)	investments in subsidiaries that are not Restricted Subsidiaries; and

(c)	all assets reflected on our balance sheet as the carrying value of goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other intangible assets.

“Default” means any event which upon the giving of notice or the passage of time, or both, would be an Event of Default.

“Funded Debt” of any Person means all Indebtedness for borrowed money created, incurred, assumed or guaranteed in any manner by such person, and all Indebtedness, contingent or otherwise, incurred or assumed by such person in connection with the acquisition of any business, property or asset, which in each case matures more than one year after, or which by its terms is renewable or extendible or payable out of the proceeds of similar Indebtedness incurred pursuant to the terms of any revolving credit agreement or any similar agreement at the option of such Person for a period ending more than one year after the date as of which Funded Debt is being determined. However, Funded Debt shall not include:

•

any Indebtedness for the payment, redemption or satisfaction of which money (or evidences of Indebtedness, if permitted under the instrument creating or evidencing such Indebtedness) in the necessary amount shall have been irrevocably deposited in trust with a trustee or proper depositary either on or before the maturity or redemption date thereof;

•	any Indebtedness of such Person to any of its subsidiaries or of any subsidiary to such person or any other subsidiary; or

•

any Indebtedness incurred in connection with the financing of operating, construction or acquisition projects, provided that the recourse for such Indebtedness is limited to the assets of such projects.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Indebtedness” means, with respect to us or any Subsidiary, and without duplication:

(a)	the principal of and premium, if any, and interest on, and fees, costs, enforcement expenses, collateral protection expenses and other reimbursement or indemnity obligations in respect to all our or any Subsidiary’s Indebtedness or obligations to any Person, including but not limited to banks and other lending institutions, for money borrowed that is evidenced by a note, bond, debenture, loan agreement, or similar instrument or agreement (including purchase money obligations with original maturities in excess of one year and noncontingent reimbursement obligations in respect of amounts paid under letters of credit);

(b)	all our or any Subsidiary’s reimbursement obligations and other liabilities (contingent or otherwise) with respect to letters of credit, bank guarantees or bankers’ acceptances;

(c)	all obligations and liabilities (contingent or otherwise) in respect of our or any Subsidiary’s leases required, in conformity with generally accepted accounting principles, to be accounted for as capital lease obligations on our balance sheet;

(d)	all our or any Subsidiary’s obligations (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(e)	all direct or indirect guaranties or similar agreements by us or any Subsidiary in respect of, and our or such Subsidiary’s obligations or liabilities (contingent or otherwise) to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, Indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (d);

(f)	any Indebtedness or other obligations, excluding any operating leases we are, or any Subsidiary is, currently (or may become) a party to, described in clauses (a) through (d) secured by any Lien existing on property which is owned or held by us or such Subsidiary, regardless of whether the Indebtedness or other obligation secured thereby shall have been assumed by us or such Subsidiary; and

(g)	any and all deferrals, renewals, extensions and refinancing of, or amendments, modifications or supplements to, any Indebtedness, obligation or liability of the kind described in clauses (a) through (f).

“Lien” means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind.

“Non-Recourse Indebtedness” means any of our Indebtedness or any Restricted Subsidiary’s Indebtedness for which the holder of such Indebtedness has no recourse, directly or indirectly, to us or such Restricted Subsidiary for the principal of, premium, if any, and interest on such Indebtedness, and for which we are not or such Restricted Subsidiary is not, directly or indirectly, obligated or otherwise liable for the principal of, premium, if any, and interest on such Indebtedness, except pursuant to mortgages, deeds of trust or other security interests or other recourse, obligations or liabilities, in respect of specific land or other real property interests of us or such Restricted Subsidiary securing such Indebtedness; provided, however, that recourse, obligations or liabilities solely for indemnities, or breaches of warranties or representations in respect of Indebtedness will not prevent that Indebtedness from being classified as Non-Recourse Indebtedness.

“Officers’ Certificate” when used with respect to us means a certificate signed by two of our officers (as specified in the Indenture), each such certificate will comply with Section 314 of the TIA and include the statements required under the Indenture.

“Paying Agent” means the office or agency designated by us where the Notes may be presented for payment.

“Person” means any individual, corporation, partnership, joint venture, joint-stock company, trust, unincorporated organization or government or any government agency or political subdivision.

“Restricted Subsidiary” means (a) all existing wholly-owned (i.e., directly or indirectly 100% owned) Subsidiaries, other than finance company subsidiaries and any foreign Subsidiaries, and (b) all future wholly-owned (i.e., directly or indirectly 100% owned) Subsidiaries that become guarantors, in each case, until such time as such Subsidiary is released in accordance with the terms of the Indenture. See “Description of Notes—The Guarantees.”

“Sale-Leaseback Transaction” means a sale or transfer made by us or a Restricted Subsidiary of any property which is either (a) a manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of Consolidated Net Tangible Assets as of the date of determination, or (b) another property (not including a model home) which exceeds 5% of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to Lennar or a Restricted Subsidiary.

“Significant Subsidiary” means any Subsidiary (a) whose revenues exceed 10% of our total consolidated revenues, in each case for the most recent fiscal year, or (b) whose net worth exceeds 10% of our Total Consolidated Stockholders’ Equity, in each case as of the end of the most recent fiscal year.

“Subsidiary” means (a) a corporation or other entity of which a majority in voting power of the stock or other interests is owned by us, by a Subsidiary or by us and one or more Subsidiaries or (b) a partnership, of which we or any Subsidiary is the sole general partner and of which the Company or a Subsidiary owns at least 25% in value of the equity.

“Total Consolidated Stockholders’ Equity” means, with respect to any date of determination, our total consolidated stockholders’ equity as shown on the most recent consolidated balance sheet that is contained or incorporated in the latest annual report on Form 10-K (or equivalent report) or quarterly report on Form 10-Q (or equivalent report) filed with the SEC, and is as of a date not more than 181 days prior to the date of determination, in the case of the consolidated balance sheet contained or incorporated in an annual report on Form 10-K, or 135 days prior to the date of determination, in the case of the consolidated condensed balance sheet contained in a quarterly report on Form 10-Q.

“U.S. Government Obligations” means direct obligations of, and obligations guaranteed by, the United States of America for the payment of which the full faith and credit of the United States of America is pledged.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Important Notice:

The following discussion is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding United States federal tax penalties, and was written to support the offering of the Notes. Each purchaser of Notes should seek advice based on that purchaser’s particular circumstances from an independent tax advisor.

The following summary describes certain United States federal income tax consequences to you of purchasing, owning and disposing of the Notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), legislative history, administrative pronouncements and practices of the Internal Revenue Service, judicial decisions and final, temporary and proposed Treasury regulations. Future changes, legislation, Treasury regulations, administrative interpretations and practices and court decisions may adversely affect, perhaps retroactively, the tax consequences described in this discussion. We can provide no assurance that the tax consequences described in this discussion will not be challenged by the Internal Revenue Service (“IRS”) or will be sustained by a court if challenged by the IRS.

This summary assumes that, except where otherwise specifically noted, you will acquire Notes on original issue at the issue price (the first price at which a substantial amount of the Notes is sold by the underwriters for money to investors) and will hold them as capital assets. It is expected, and this summary assumes, that the Notes will be issued at a price that does not result in original issue discount for U.S. federal income tax purposes. It does not address all the tax consequences that may be relevant to you in light of your particular circumstances. State, local and non-U.S. income tax laws may differ substantially from the corresponding United States federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction. This summary also does not address any aspects of U.S. federal estate and gift taxes. In addition, this summary does not address the tax consequences relevant to persons who receive special treatment under the United States federal income tax law including, without limitation:

•	financial institutions, banks, and thrifts;

•	insurance companies;

•	tax-exempt organizations;

•	regulated investment companies and real estate investment trusts;

•	certain U.S. expatriates;

•	dealers in securities or currencies;

•	persons holding Notes as a hedge against currency risks or as a position in a straddle; and

•	persons whose functional currency is not the United States dollar.

United States federal income tax treatment of a Note held by an entity that is classified as a partnership for United States federal income tax purposes will depend on the activities of the entity and the status of the members or partners of the entity. Members or partners of an entity classified as a partnership for United States federal income tax purposes should consult their own tax advisors regarding the United States federal income tax consequences to them of the acquisition, ownership and disposition by such entity of the Notes.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of the Notes arising under the federal estate or gift tax rules, under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

As used in this section, the term “U.S. holder” means the beneficial owner of a Note that is for United States federal income tax purposes either:

•	a citizen or resident of the United States;

•	a corporation, including an entity treated as a corporation, created or organized in or under the laws of the United States or any state of the United States or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or that has made a valid election to be treated as a United States person.

If you are the beneficial owner of a Note, are not a partnership for U.S. federal income tax purposes and are not a U.S. holder, you are a “non-U.S. holder.”

Contingent Payments

We may be required to pay amounts in excess of the stated interest and principal payable on the Notes to some or all of the holders of the Notes under certain circumstances. See “Offer to Repurchase Upon a Change of Control Triggering Event” and “Redemption at our Option.” Under the Treasury Regulations regarding contingent payment debt instruments, any payment subject to a remote or incidental contingency (for instance, where there is a remote likelihood that the payment will be required or the potential amount of the payment is insignificant relative to the remaining payments on the debt instrument) is not considered a contingent payment and is ignored for purposes of computing original issue discount accruals. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of these payments. This position is binding on all holders unless the holder of a Note discloses its differing position in a statement attached to its United States Federal income tax return for the taxable year during which the Note was acquired.

U.S. Holders

Taxation of Interest

A U.S. holder generally will include in gross income payments of stated interest received or accrued on a Note, in accordance with its usual method of accounting for U.S. federal income tax purposes as ordinary interest income from sources within the United States.

Sale or Exchange of Notes

A U.S. holder generally will recognize gain or loss upon the sale or exchange of a Note equal to the difference between the amount realized upon the sale or exchange and the U.S. holder’s adjusted basis in the Note. Generally, any gain or loss will be capital gain or loss.

Medicare Tax

A 3.8% Medicare contribution tax on net investment income, including taxable interest, dividends and capital gains, is imposed on U.S. individuals whose income exceeds a specified level, as well as on certain estates and trusts. Generally, the tax is levied on the lesser of net investment income for the year or the excess of “modified adjusted gross income” over $200,000 for individuals, $250,000 for couples filing jointly, and $125,000 for spouses filing separately; the tax generally is imposed on certain estates and trusts on the lesser of their “undistributed net investment income” or the excess of such estate or trust’s adjusted gross income over the dollar amount at which the highest tax bracket begins for the tax year. U.S. holders that may be subject to this tax should consult their own tax advisors regarding the effect, if any, of that tax on their ownership and disposition of Notes.

Backup Withholding and Information Reporting

We will, where required, report to the U.S. holders of Notes and the IRS the amount of any interest paid on the Notes in each calendar year and the amounts of tax withheld, if any, from those payments. A U.S. holder of a Note may be subject to backup withholding tax with respect to payments made on the Notes as well as proceeds from the disposition of Notes unless the holder:

•	is a corporation or comes within other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

Amounts paid as backup withholding do not constitute an additional tax and will be credited against the U.S. holder’s United States federal income tax liabilities, so long as the required information is provided to the IRS. A U.S. holder of Notes who does not provide the payor with his or her correct taxpayer identification number may be subject to penalties imposed by the IRS.

Non-U.S. Holders

Taxation of Interest

Interest received or accrued on the Notes by a non-U.S. holder will not be subject to United States federal income taxes or withholding tax if that interest is not effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder and such non-U.S. holder:

•	does not actually or constructively own 10% or more of the total combined voting power of our outstanding stock;

•	is not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person”;

•	is not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code; and

•	appropriately certifies as to its foreign status.

A non-U.S. holder can generally meet this certification requirement by providing a properly executed Form W-8BEN or appropriate substitute form to us or our paying agent. If the non-U.S. holder holds the Notes through a financial institution or other agent acting on the holder’s behalf, the holder may be required to provide appropriate documentation to the agent. The holder’s agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special certification rules apply to foreign estates and trusts, and in certain circumstances certifications as to foreign status of trust owners or beneficiaries may have to be provided to us or our paying agent.

If a non-U.S. holder does not qualify for an exemption under these rules, interest income will be subject to withholding tax at the rate of 30% at the time the interest is paid, unless the holder provides us or our paying agent, as applicable, with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding due to the benefit of an applicable tax treaty, or IRS Form W-8ECI (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the holder’s United States trade or business. If a non-U.S. holder is engaged in a trade or business in the United States and interest on a Note is effectively connected with the conduct of that trade or business and, if an income treaty applies, the holder maintains a “permanent establishment” in the United States to which the income is attributable, the holder will be subject to United States federal income tax on a net income basis at the rates applicable to United States persons generally. In addition, if a non-U.S. holder is a foreign corporation and the payment of interest is effectively connected with the holder’s United States trade or business, the holder may be subject to a 30% branch profits tax.

Sales or Exchanges of Notes

A non-U.S. holder generally will not be subject to United States federal income tax on any amount which constitutes capital gain upon retirement or disposition of a Note, unless either of the following is true:

•	The holder’s investment in the Note is effectively connected with a United States trade or business; or

•

The holder is a nonresident alien individual holding the Note as a capital asset and is present in the United States for 183 or more days in the taxable year within which the sale, redemption or other disposition takes place and certain other conditions exist.

If the holder has a United States trade or business and the investment in the Notes is effectively connected with such United States trade or business and, if an income treaty applies, you maintain a “permanent establishment” in the United States to which the income is attributable, the payment of the sale proceeds with respect to the Notes would be subject to United States federal income tax on a net basis at the rate applicable to United States persons generally. In addition, a foreign corporation may be subject to a 30% branch profits tax if the foreign corporation’s investment in a Note is effectively connected with its United States trade or business. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale, redemption or other disposition of the Notes will be subject to a flat 30% tax on the gain derived from that sale, redemption or other disposition, which gain may be offset by any U.S. source capital losses the non-U.S. holder may have.

Additional Withholding Requirements

On March 18, 2010, the Foreign Account Tax Compliance Act (“FATCA”) was signed into law as part of the Hiring Incentives to Restore Employment Act. Under certain circumstances, FATCA will impose a withholding tax of 30% on payments of U.S. source interest on, and the gross proceeds from a disposition of, the debt securities made to certain foreign entities unless various information reporting requirements are satisfied. A notice issued by the IRS provides that FATCA withholding will generally not apply to obligations that are issued prior to July 1, 2014 (and are not materially modified after June 30, 2014); therefore the Notes should not be subject to FATCA withholding. Holders are urged to consult their tax advisors regarding FATCA as it applies to the Notes.

Backup Withholding and Information Reporting

We will generally file information returns with the IRS with respect to payments we make with regard to the Notes. However, backup withholding or information reporting generally will not be required with respect to interest on a Note paid to a non-U.S. holder if the beneficial owner of the Note provides a statement described above in “Non-U.S. holders—Taxation of Interest” or the non- U.S. holder is an exempt recipient and, in each case, the payor does not have actual knowledge that the beneficial owner is a United States person.

Information reporting requirements and, depending on the circumstances, backup withholding tax will apply to any payment of the proceeds of the sale of a Note effected within the United States or conducted through certain U.S. related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined in the Internal Revenue Code), or the beneficial owner otherwise establishes its right to an exemption.

If you are a non-U.S. holder of Notes, you should consult your tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption from information reporting and backup withholding, and the procedure for obtaining the exemption, if available. Any amounts withheld from payments to you under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability, provided that the required information is furnished to the IRS.

THE SUMMARY ABOVE IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO INVESTORS WITH RESPECT TO THEIR ACQUISITION, OWNERSHIP OR DISPOSITION OF NOTES, AND INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

CERTAIN ERISA CONSIDERATIONS

The following summary regarding certain aspects of the United States Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” and the Code is based on ERISA, the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus supplement. This summary is general in nature and does not address every issue pertaining to ERISA that may be applicable to us, the Notes or a particular investor. Accordingly, each prospective investor, including plan fiduciaries, should consult with his, her or its own advisors or counsel with respect to the advisability of an investment in the Notes, and potentially adverse consequences of such investment, including, without limitation, certain ERISA-related issues that affect or may affect the investor with respect to this investment and the possible effects of changes in the applicable laws.

General Fiduciary Matters

ERISA imposes certain requirements on employee benefit plans subject to Title I of ERISA and on entities that are deemed to hold the “plan assets” of such plans within the meaning of 29 C.F.R. Section 2510.3-103 as modified by Section 3(42) or ERISA or otherwise (collectively, “ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the ERISA Plan. Non-U.S. plans, U.S. governmental plans and certain U.S. church plans, while not subject to the fiduciary responsibility provisions of Section 406 of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code (as discussed below), may nevertheless be subject to non-U.S., state, local or other federal laws or regulations that are substantially similar to the foregoing provisions of ERISA and the Code (“Similar Law”). Prior to purchasing any Notes, fiduciaries of ERISA Plans should evaluate whether the acquisition and holding of the Notes is prudent and in the interests of the ERISA Plan, considering, among other things, the role that the Notes would play in the ERISA Plan’s portfolio, taking into consideration whether the investment is designed reasonably to further the ERISA Plan’s purposes, the risk and return factors associated with the investment, the composition of the ERISA Plan’s total investment portfolio with regard to diversification, the liquidity and current return of the ERISA Plan’s portfolio relative to its anticipated cash flow needs, and the projected return of the ERISA Plan’s portfolio relative to its objectives. If the investor is an employee benefit plan that is not subject to ERISA, the Investor (including persons responsible for the decision to purchase and acquire the Notes) should consider whether the acquisition and holding of the Notes meets all requirements of, and is consistent with and within the limits of, any Similar Law and other federal, state, local, foreign or other laws or regulations applicable to the Investor and its investments. Fiduciaries of ERISA Plans or other plan investors should consult with their counsel before purchasing any Notes to determine the suitability of the Notes for such plan and the need for, and the availability, if necessary, of any exemptive relief under any such laws or regulations.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code, prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, “Plans”)) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. Certain affiliates of the Company provide or may provide services to Plans. Therefore, it is possible that the Company could be considered a “party in interest” and a “disqualified person” with respect to a Plan. To the extent that a Plan engages in a prohibited transaction for which no exemption is available, the fiduciary that caused the Plan to engage in the transaction may be subject to liability. Additionally, the disqualified person involved in the prohibited transaction may be subject to excise taxes under the Code.

Any Plan fiduciary which proposes to cause a Plan to purchase the Notes should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such purchase and holding of any Notes is in accordance with the documents and instruments governing the Plan and will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA or Section 4975 of the Code.

The fiduciary of a Plan that proposes to purchase and hold any Notes should consider, among other things, whether such purchase and holding may involve a prohibited transaction, including, without limitation, (i) the direct or indirect extension of credit between a Plan and a party in interest or a disqualified person, (ii) the sale or exchange of any property between a Plan and a party in interest or a disqualified person, or (iii) the transfer to, or use by or for the benefit of, a party in interest or disqualified person, of any Plan assets. Purchase and/or holding of the Notes by a Plan with respect to which the Company or the underwriters, among others, are or become a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the notes are acquired and held in accordance with an applicable exemption.

Certain exemptions from the prohibited transaction rules of Section 406 of ERISA and Section 4975 of the Code could be applicable to the purchase and holding of notes by a Plan, depending on the type and circumstances of the fiduciary making the decision to acquire such notes and the relationship of the party in interest or disqualified person to the Plan. Included among these exemptions are

Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain transactions between a Plan and certain service providers to the Plan. In addition, the U.S. Department of Labor (the “DOL”) has issued certain administrative prohibited transaction exemptions that may apply to the purchase and holding of notes, including Prohibited Transaction Class Exemption (“PTCE”) 84-14 (relating to transactions effected by a “qualified professional asset manager”), PTCE 90-1 (relating to investments by insurance company pooled separate accounts), PTCE 91-38 (relating to investments by bank collective investment funds), PTCE 95-60 (relating to investments by insurance company general accounts) and PTCE 96-23 (relating to transactions directed by an in-house asset manager) (collectively, the “Class Exemptions”).

Each of these exemptions contains conditions and limitations on its application, and there can be no assurance that any Class Exemption or any other exemption will be available with respect to any particular transaction involving the Notes. Fiduciaries of Plans should consult with their counsel regarding the availability of any exemption before purchasing any Notes.

Consultation with Counsel

The foregoing discussion is general in nature and is not intended to be comprehensive; by its offer of the Notes, the Company does not make any representation that purchase or holding of such Notes meets the relevant legal requirements with respect to any particular investor. The complexity of these rules, and the severity of potential penalties, make it particularly important that fiduciaries or other persons considering an acquisition of Notes on behalf of or with the plan assets of any Plan, or plan subject to Similar Law, consult with its counsel regarding the suitability of an acquisition of the Notes in light of such prospective purchaser’s particular circumstances.

Deemed Representation

By its acceptance of any Note or any interest therein, the purchaser thereof will be deemed to have represented, warranted and covenanted that, throughout the period that it holds such Note or an interest therein, either:

(1) it is not acquiring or holding such Note or an interest therein with the assets of (A) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Part 4 of Subtitle B of Title I of ERISA, (B) a “plan” to which Section 4975 of the Code applies, (C) any entity whose underlying assets include “plan assets” of any of the foregoing by reason of an employee benefit plan’s or plan’s investment in such entity or (D) a governmental plan (as described in Section 3(32) of ERISA), church plan (as defined in Section 3(33) of ERISA and that has not made an election under Section 410(d) of the Code) or a non-U.S. plan subject to Similar Law; or

(2) the acquisition and holding of such Note by it, throughout the period that it holds such Note and the disposition of such Note or an interest therein, will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any provisions of any applicable Similar Law.

UNDERWRITING

Citigroup Global Markets Inc., BMO Capital Markets Corp., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$
BMO Capital Markets Corp.
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC
Wells Fargo Securities, LLC

Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed         % of the principal amount per Note. Any such securities dealers may resell any Notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed         % of the principal amount per Note. If all the Notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount per Note).

Paid by Lennar
Per Note	%

We estimate that our portion of the total expenses of this offering will be approximately $        .

In connection with the offering, the underwriters may purchase and sell Notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of Notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of Notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase Notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We expect to deliver the notes against payment for the Notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The underwriters and their affiliates have performed investment banking, commercial banking, dealer and advisory services for us or our affiliates from time to time, for which they have received customary fees and expenses. The underwriters or their affiliates may, from time to time, engage in transactions with and perform services for us or our affiliates in the ordinary course of their respective businesses. Among other things, affiliates of certain of the underwriters are participants in our Credit Agreement.

If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of Notes described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the Notes have not authorized and do not authorize the making of any offer of Notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the Notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the Notes, other than the underwriters, is authorized to make any further offer of the Notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive and that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

K&L Gates LLP, New York, New York, will pass upon the validity of the Notes offered by this prospectus supplement. Willkie Farr & Gallagher LLP, New York, New York, will pass upon certain legal matters in connection with the Notes offered by this prospectus supplement for the underwriters.

EXPERTS

The consolidated financial statements, and the related consolidated financial statement schedule, of Lennar Corporation as of November 30, 2013 and 2012, and for each of the three years in the period ended November 30, 2013, incorporated by reference in this prospectus supplement, and the effectiveness of internal control over financial reporting of Lennar Corporation as of November 30, 2013, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated by reference herein. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You can read and copy any materials that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. You can call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available at the SEC’s Internet website at www.sec.gov. In addition, you can read and copy our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, N.Y. 10005.

We also make available on our website, www.lennar.com, free of charge, our annual, quarterly and current reports and any amendments to these reports, as soon as reasonably practicable after we electronically file these documents with, or furnish them to, the SEC. The information on, or accessible through, our website is not part of this prospectus supplement or the accompanying prospectus and should not be relied upon in connection with making any investment decision with respect to the Notes offered by this prospectus supplement.

INCORPORATION BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus supplement.

We are incorporating by reference in this prospectus supplement the following documents, which we have previously filed with the SEC:

(a)	our Annual Report on Form 10-K for the fiscal year ended November 30, 2013; and

(b)	our Current Report on Form 8-K dated January 15, 2014.

Each of the documents incorporated by reference is an important part of this prospectus supplement.

Whenever after the date of this prospectus supplement, we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, those reports and documents will be deemed to be part of this prospectus supplement from the time they are filed. Any statements made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes the statement. Nothing in this prospectus supplement will be deemed to incorporate information furnished by us on Form 8-K that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act.

We will provide to each person to whom a copy of this prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement. We will provide this information at no cost to the requester upon written request addressed to Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, Attention: Office of the General Counsel, or upon oral request by calling our Office of the General Counsel at (305) 559-4000.

PROSPECTUS

Class A Common Stock

Class B Common Stock

Preferred Stock

Participating Preferred Stock

Depositary Shares

Debt Securities

Warrants

Units

We or holders of our securities may from time to time offer our Class A common stock, Class B common stock, preferred stock (which we may issue in one or more series), participating preferred stock, depositary shares representing shares of preferred stock, debt securities (which we may issue in one or more series and which may or may not be guaranteed by some or all of our subsidiaries), warrants entitling the holders to purchase one or more classes or series of these securities or units consisting of two or more of these classes or series of securities. We or the selling security holders will determine, when we or they sell securities, the amounts and types of securities we or they will sell and the prices and other terms on which we or they will sell them. We or selling security holders may sell securities to or through underwriters or agents or directly to purchasers.

We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities which we offer in the future. We may describe the terms of those securities in a term sheet which will precede the prospectus supplement.

In each prospectus supplement we will include the following information:

•	The names of the underwriters or agents, if any, through which we or the selling security holder will sell the securities;

•	The proposed amounts of securities, if any, which the underwriters will purchase;

•	The compensation, if any, of those underwriters or agents;

•	The major risk factors associated with the securities offered;

•	The initial public offering price of the securities, if there is one;

•	Information about securities exchanges or automated quotation systems on which the securities will be listed or traded; and

•	Any other material information about the offering and sale of the securities.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “LEN” and our Class B common stock is listed on the New York Stock Exchange under the symbol “LEN.B.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities we or selling security holders may be offering or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 31, 2012.

This prospectus is part of a “shelf” registration statement that we filed with the SEC. We or selling security holders may use it to sell any of the securities, or a combination of the securities, described in this prospectus from time to time in one or more offerings. This prospectus contains only a general description of the types of securities we or security holders may offer. Each time we or a securityholder proposes to sell securities, we will file with the SEC a prospectus supplement that describes the specific securities that are being offered and the terms on which they are being offered. The prospectus supplement may also update or change information that is in this prospectus. Before purchasing our securities, you should read this prospectus and the prospectus supplement relating to the specific securities, as well as the information described under the headings “Where You Can Find Additional Information” and “Documents Incorporated by Reference.”

Nobody has been authorized to give any information or to make any representations, other than those contained or incorporated in this prospectus or the applicable prospectus supplement. If given or made, that information or those representations may not be relied upon as having been authorized by us. This prospectus does not constitute an offer to, or solicitation of, any person in any jurisdiction in which such an offer or solicitation would be unlawful.

FORWARD-LOOKING INFORMATION

Some of the statements in this prospectus and the documents incorporated by reference into this prospectus are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, cash flows, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in this prospectus, those described under the caption “Risk Factors” in our Annual Reports on Form 10-K that we have filed, or will file, with the SEC, which are or will be incorporated into this prospectus by reference, and other factors that may be included in our filings with the Securities and Exchange Commission. We do not undertake any obligation to update forward-looking statements, except as required by Federal securities laws.

LENNAR

We are one of the nation’s largest homebuilders, a provider of financial services and, through our Rialto Investments segment, an investor in distressed real estate and real estate related assets. Our homebuilding operations include the construction and sale of single-family attached and detached homes, as well as the purchase, development and sale of residential land directly and through unconsolidated entities in which we have investments. We conduct homebuilding activities in 18 states, with our largest homebuilding operations in Florida, Texas and California. We also provide mortgage financing, title insurance and closing services as well as other ancillary services to our homebuyers and others. Substantially all of the loans that we originate are sold within a short period in the secondary mortgage market on a servicing released, non-recourse basis. After the loans are sold, we retain potential liability for possible claims by purchasers that we breached certain limited industry-standard representations and warranties in the loan sale agreements. Our financial services segment operates generally in the same states as our homebuilding operations, but also operates in other states. Our Rialto Investments segment attempts to generate superior, risk-adjusted returns by focusing on commercial and residential real estate opportunities arising from the dislocation in the United States real estate markets and the expected eventual restructuring and recapitalization of those markets.

We are a Delaware corporation. Our principal offices are at 700 Northwest 107th Avenue, Miami, Florida 33172. Our telephone number at these offices is (305) 559-4000. Our website address is www.lennar.com. The information on our website is not part of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended November 30,
	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges(1)(2)	1.6x	1.3x	— x	— x	— x

(1)	For the purpose of calculating the ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before income taxes plus “fixed charges” and certain other adjustments. “Fixed charges” consist of interest incurred on all indebtedness related to continuing operations (including amortization of original issue discount) and the implied interest component of our rent obligations.
(2)	For the years ended November 30, 2009, November 30, 2008 and November 30, 2007, we had earnings-to-fixed charges deficiencies of $651.7 million, $503.3 million and $2,628.2 million, respectively.

There was no preferred stock outstanding for any of the periods shown above. Accordingly, the ratios of earnings to combined fixed charges and preferred stock dividends were identical to the ratios of earnings to fixed charges.

USE OF PROCEEDS

When we offer particular securities, we will describe in the Prospectus Supplement relating to the securities how we intend to use the proceeds of the sale of those securities. If a selling security holder offers securities, it is likely that we will not receive any of the proceeds from the sale of the securities (unless the holder acquires the securities by exercising warrants, in which case we may receive the warrant exercise price).

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities under either (a) an indenture dated as of December 31, 1997, with The Bank of New York Mellon Trust Company, N.A. (as successor trustee to The Bank of New York Mellon, formerly known as The Bank of New York) as trustee or (b) one or more other indentures with that or another trustee. We may supplement any of these indentures from time to time. The following paragraphs describe the provisions of the current indenture. We have filed the indenture dated December 31, 1997, as an exhibit to Registration Statement File No. 333-45527, at which time the trustee was J.P. Morgan Trust Company, N.A., the successor in interest to the original trustee, The First National Bank of Chicago. You can inspect that indenture as described under “Where You Can Find More information” on page 8 or at the office of the trustee that is a party to it.

General

The debt securities will be direct obligations of our company and may be either senior debt securities or subordinated debt securities. Some or all of the co-registrants under the registration statement which includes this prospectus (each of which is our direct or indirect wholly-owned subsidiary) may guaranty our payment of debt securities issued under this prospectus. In addition, the debt securities may be secured by the shares of some or all of our subsidiaries or by other assets. None of the indentures relating to our currently outstanding debt securities limits the principal amount of debt securities that we may issue. We may issue debt securities in one or more series. An indenture or a supplemental indenture will set forth specific terms of each series of debt securities. There will be prospectus supplements relating to particular issues or series of debt securities. Each prospectus supplement will describe:

•	the title of the debt securities and whether the debt securities are senior or subordinated debt securities;

•	any limit upon the aggregate principal amount of the issue or series of debt securities which we may issue;

•	the date or dates on which principal of the debt securities will be payable and the amount of principal which will be payable;

•

the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or contingent interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable, the persons to whom interest will be payable, if other than the registered holders on the record date, and the record date for the interest payable on any payment date;

•	the currency or currencies in which principal, premium, if any, and interest, if any, will be paid;

•	whether our obligations with regard to the debt securities are guaranteed by some or all of our subsidiaries;

•	whether our obligations with regard to the debt securities are secured by shares of some or all of our subsidiaries or by other assets;

•

the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange;

•	any provisions regarding our right to prepay debt securities or of holders to require us to prepay debt securities;

•	the right, if any, of holders of the debt securities to convert them into common stock or other securities, including any contingent conversion provisions;

•	any provisions requiring or permitting us to make payments to a sinking fund which will be used to redeem debt securities or a purchase fund which will be used to purchase debt securities;

•	any index or formula used to determine the required payments of principal, premium, if any, or interest, if any;

•	the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•	any special or modified events of default or covenants with respect to the debt securities; and

•	any other material terms of the debt securities.

None of the indentures relating to our currently outstanding debt securities contains any restrictions on the payment of dividends or the repurchase of our securities or any financial covenants. However, supplemental indentures relating to particular series of debt securities, or future indentures, may contain provisions of that type.

We may issue debt securities at a discount from, or at a premium to, their stated principal amount. A prospectus supplement may describe federal income tax considerations and other special considerations applicable to a debt security issued with original issue discount or at a premium.

If the principal of, premium, if any, or interest, if any, with regard to any series of debt securities is payable in a foreign currency, then in the prospectus supplement relating to those debt securities, we will describe any restrictions on currency conversions, tax considerations or other material restrictions with respect to that issue of debt securities.

Form of Debt Securities

We may issue debt securities in certificated or uncertificated form, in registered form with or without coupons or in bearer form with coupons, if applicable.

We may issue debt securities of an issue or a series in the form of one or more global certificates evidencing all or a portion of the aggregate principal amount of the debt securities of that issue or series. We may deposit the global certificates with depositaries, and the global certificates may be subject to restrictions upon transfer or upon exchange for debt securities in individually certificated form.

Events of Default and Remedies

An event of default with respect to each issue or series of debt securities will include:

•	our default in payment of the principal of or premium, if any, on debt securities of the issue or series beyond any applicable grace period;

•

our default for 30 days or a different period specified in a supplemental indenture, which may be no period, in payment of any installment of interest due with regard to debt securities of the issue or series;

•	our default for 60 days after notice or a different period specified in a supplemental indenture, which may be no period, in the observance or performance of any other covenants in the indenture; and

•	certain events involving our bankruptcy, insolvency or reorganization.

Supplemental indentures relating to particular issues or series of debt securities may include other events of default.

The current indenture provides that the trustee may withhold notice to the holders of any issue or series of debt securities of any default (except a default in payment of principal, premium, if any, or interest, if any) if the trustee considers it in the interest of the holders to do so.

The current indenture provides that if any event of default has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of the issue or series of debt securities then outstanding may declare the principal of and accrued interest, if any, on all the debt securities of that issue or series to be due and payable immediately. However, if we cure all defaults (except the failure to pay principal, premium or interest which became due solely because of the acceleration) and certain other conditions are met, that declaration may be annulled and past defaults may be waived by the holders of a majority in principal amount of the issue or series of debt securities then outstanding.

The holders of a majority of the outstanding principal amount of an issue or series of debt securities will have the right to direct the time, method and place of conducting proceedings for any remedy available to the trustee, subject to certain limitations specified in the indenture.

A prospectus supplement will describe any additional or different events of default which apply to any issue or series of debt securities.

Modification of an Indenture

We and the trustee under an indenture may:

•	without the consent of holders of debt securities, modify the indenture to cure errors or clarify ambiguities;

•

with the consent of the holders of not less than a majority in principal amount of the debt securities which are outstanding under the indenture, modify the indenture or the rights of the holders of the debt securities generally; and

•

with the consent of the holders of not less than a majority in outstanding principal amount of any issue or series of debt securities, modify any supplemental indenture relating solely to that series of debt securities or the rights of the holders of that issue or series of debt securities.

However, we may not:

•

extend the fixed maturity of any debt securities, reduce the rate or extend the time for payment of interest, if any, on any debt securities, reduce the principal amount of any debt securities or the premium, if any, on any debt securities, impair or affect the right of a holder to institute suit for the payment of principal, premium, if any, or interest, if any, with regard to any debt securities, change the currency in which any debt securities are payable or impair the right, if any, to convert any debt securities into common stock or any other of our securities, without the consent of each holder of debt securities who will be affected; or

•

reduce the percentage of holders of debt securities required to consent to an amendment, supplement or waiver, without the consent of the holders of all the then outstanding debt securities or outstanding debt securities of a series which will be affected.

Mergers and Other Transactions

Our current indenture provides that we may not consolidate with or merge into any other entity, or transfer or lease our properties and assets substantially as an entirety to another person, unless (1) the entity formed by the consolidation or into which we are merged, or which acquires or leases our properties and assets substantially as an entirety, assumes by a supplemental indenture all our obligations with regard to outstanding debt securities and our other covenants under the indenture, and (2) with regard to each issue or series of debt securities, immediately after giving effect to the transaction, no event of default, with respect to that series of debt securities, and no event which would become an event of default, will have occurred and be continuing.

Guarantees

Debt securities may be guaranteed by some or all of our wholly owned subsidiaries. Those guarantees may remain in effect for the life of the guaranteed debt securities, or may terminate on the occurrence of specified events or circumstances. The prospectus supplement describing an issue of debt securities that are guaranteed by some or all of our wholly owned subsidiaries will identify the guarantor subsidiaries, either by name or by category, and will describe the terms of the guarantee, including any conditions to its effectiveness and any events or circumstances under which it will be suspended or terminate.

Concerning the Trustees

The Bank of New York Mellon Trust Company, N.A., the trustee under our current indenture, or its affiliates, provide, and may continue to provide, loans and banking services to us in the ordinary course of their businesses.

Governing Law

Each of our indentures, each supplemental indenture, and the debt securities issued under them will be governed by, and construed in accordance with, the laws of New York State.

DESCRIPTION OF WARRANTS

Each issue of warrants will be the subject of a warrant agreement which will contain the terms of the warrants. We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe, as to the warrants to which it relates:

•

the securities which may be purchased by exercising the warrants (which may be Class A common stock, Class B common stock, preferred shares, participating preferred shares, debt securities, depositary shares or units consisting of two or more of those types of securities);

•	the exercise price of the warrants (which may be wholly or partly payable in cash or wholly or partly payable with other types of consideration);

•	the period during which the warrants may be exercised;

•	any provision adjusting the securities which may be purchased on exercise of the warrants and the exercise price of the warrants in order to prevent dilution or otherwise;

•	the place or places where warrants can be presented for exercise or for registration of transfer or exchange; and

•	any other material terms of the warrants.

DESCRIPTION OF COMMON STOCK AND PREFERRED SHARES

Our authorized capital stock consists of 300,000,000 shares of Class A common stock, $0.10 par value, 90,000,000 shares of Class B common stock, $0.10 par value, 100,000,000 shares of participating preferred stock, $0.10 par value, and 500,000 shares of preferred stock, $10.00 par value. At December 31, 2011, 157,422,897 shares of our Class A common stock, 31,303,195 shares of our Class B common stock and no shares of participating preferred stock or preferred stock were outstanding.

Preferred Stock

We may issue preferred stock in series with any rights and preferences which may be authorized by our board of directors. We will distribute a prospectus supplement with regard to each series of preferred stock. Each prospectus supplement will describe, as to the series of preferred stock to which it relates:

•	the title of the series;

•	any limit upon the number of shares of the series which may be issued;

•	the preference, if any, to which holders of the series will be entitled upon our liquidation;

•	the date or dates on which we will be required or permitted to redeem shares of the series;

•	the terms, if any, on which we or holders of the series will have the option to cause shares of the series to be redeemed;

•	the voting rights of the holders of the series;

•	the dividends, if any, which will be payable with regard to the series (which may be fixed dividends or participating dividends and may be cumulative or non-cumulative);

•	the right, if any, of holders of the series to convert them into another class or series of our stock or securities, including provisions intended to prevent dilution of those conversion rights;

•

any provisions by which we will be required or permitted to make payments to a sinking fund which will be used to redeem shares of the series or a purchase fund which will be used to purchase shares of the series; and

•	any other material terms of the series.

Holders of shares of preferred stock will not have preemptive rights under our Certificate of Incorporation or under the Delaware law, but the terms of particular series of preferred stock, or agreements into which we enter when we sell shares of preferred stock, may give rights that are similar to preemptive rights.

Class A and Class B Common Stock

All the outstanding shares of our Class A and Class B common stock are fully paid and nonassessable and are entitled to participate equally and ratably in dividends and in distributions available for the common stock on liquidation. The transfer agent and registrar for the Class A and Class B common stock is Computershare Trust Company, N.A. of Canton, Massachusetts.

Our Class B common stock is identical in every respect with our Class A common stock, except that (a) each share of Class B common stock entitles the holder to ten votes on each matter submitted to the vote of the common stockholders, while each share of Class A common stock entitles the holder to only one vote, (b) amendments to provisions of our Certificate of Incorporation relating to the Class A common stock or the Class B common stock require the approval of a majority of the shares of Class A common stock which are voted with regard to them (as well as approval of a majority in voting power of all the outstanding Class A and Class B common stock combined), and (c) under Delaware law, certain matters affecting the rights of holders of Class B common stock may require approval of the holders of the Class B common stock voting as a separate class.

At December 31, 2011, Stuart A. Miller, our Chief Executive Officer, had voting control, through family-owned entities and personal holdings, of Class A and Class B common stock which would entitle Mr. Miller to approximately 46.0% of the combined votes that could be cast by the holders of our outstanding Class A and Class B common stock combined. That gives significant influence to Mr. Miller in electing our directors and approving matters that are presented to our stockholders. Mr. Miller’s voting power might discourage someone from making a significant equity investment in us, even if we needed the investment to meet our obligations and to operate our business.

DESCRIPTION OF PARTICIPATING PREFERRED STOCK

Our participating preferred stock is identical with the Class A common stock in every way, except that (a) no dividends may be paid with regard to the Class A and Class B common stock in a calendar year until the holders of the participating preferred stock have received a total of $.0125 per share, then no dividends may be paid in that year with regard to the participating preferred stock until the holders of the Class A and Class B common stock have received dividends totaling $.0125 per share, and then any additional dividends in the year will be paid on an equal per share basis to the holders of the participating preferred stock and of the Class A and Class B common stock, (b) if we are liquidated, none of our assets may be distributed to the holders of the Class A and Class B common stock until the holders of the participating preferred stock have received assets totaling $10 per share, then no assets may be distributed to the holders of the participating preferred stock until the holders of the Class A and Class B common stock have received assets totaling $10 per share, and then any further liquidating distributions will be made on an equal per share basis to the holders of the participating preferred stock and of the Class A and Class B common stock, and (c) holders of participating preferred stock will vote separately on corporate actions which would change the participating preferred stock or would cause the holders of the participating preferred stock to receive per share consideration in a merger or similar transaction which is different from the per share consideration received by the holders of the Class A and Class B common stock.

DESCRIPTION OF DEPOSITARY SHARES

We may issue depositary receipts representing interests, which are called depository shares, in shares of our common stock of either class or of particular series of preferred stock. If we did that, we would deposit the common or preferred stock which is the subject of depositary shares with a depositary, which would hold that common or preferred stock for the benefit of the holders of the depositary shares, in accordance with a deposit agreement between the depositary and us. The holders of depositary shares would be entitled to all the rights and preferences of the common or preferred stock to which the depositary shares relate, including dividend, voting, conversion, redemption and liquidation rights, to the extent of their interests in that common or preferred stock.

While the deposit agreement relating to a particular class or series of common or preferred stock may have provisions applicable solely to that class or series of stock, all deposit agreements relating to common or preferred stock we issue would include the following provisions:

Dividends and Other Distributions.    Each time we pay a cash dividend or make any other type of cash distribution with regard to the common stock or to the preferred stock of a series, the depositary will distribute to the holder of record of each depositary share relating to that common stock or to that series of preferred stock an amount equal to the dividend or other distribution per depositary share the depositary receives. If there is a distribution of property other than cash, the depositary either will distribute the property to the holders of depositary shares in proportion to the depositary shares held by each of them, or the depositary will, if we approve, sell the property and distribute the net proceeds to the holders of the depositary shares in proportion to the depositary shares held by them.

Withdrawal of Preferred Stock.    A holder of depositary shares will be entitled to receive, upon surrender of depositary receipts representing depositary shares, the number of shares of the applicable class of common stock or series of preferred stock, and any money or other property, to which the depositary shares relate.

Redemption of Depositary Shares.    Whenever we redeem shares of a series of preferred stock held by a depositary, the depositary will be required to redeem, on the same redemption date, depositary shares constituting, in total, the number of shares of that series held by the depositary which we redeem, subject to the depositary’s receiving the redemption price of those shares. If fewer than all the depositary shares relating to a series are to be redeemed, the depositary shares to be redeemed will be selected by lot or by another method we determine to be equitable.

Voting.    Any time we send a notice of meeting or other materials relating to a meeting to the holders of a class of common stock or a series of preferred stock to which depositary shares relate, we will provide the depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable depositary shares, and the depositary will send those materials to the holders of record of the depositary shares on the record date for the meeting. The depositary will solicit voting instructions from holders of depositary shares and will vote or not vote the common or preferred stock to which the depositary shares relate in accordance with those instructions.

Liquidating Distributions.    Upon our liquidation, dissolution or winding up, the holder of each depositary share will be entitled to what the holder of the depositary share would have received if the holder had owned the number of shares of common stock or of the series of preferred stock which is represented by the depositary share.

Conversion.    If shares of a series of preferred stock are convertible into common stock or other of our securities or property, holders of depositary shares relating to that series of preferred stock will, if they surrender depositary receipts representing depositary shares with appropriate instructions to convert them, receive the shares of common stock or other securities or property into which the number of shares of the series of preferred stock to which the depositary shares relate could at the time be converted.

Amendment and Termination of a Deposit Agreement.    We and the depositary may amend a deposit agreement, except that an amendment which materially and adversely affects the rights of holders of depositary shares, or would be materially and adversely inconsistent with the rights granted to the holders of the class of common stock or series of preferred stock to which they relate, must be approved by holders of at least two-thirds of the outstanding depositary shares. No amendment will impair the right of a holder of depositary shares to surrender the depositary receipts evidencing those depositary shares and receive the common or preferred stock to which they relate, except as required to comply with law. We may terminate a deposit agreement with the consent of holders of a majority of the depositary shares to which it relates. Upon termination of a deposit agreement, the depositary will make the shares of common or preferred stock to which the depositary shares issued under the deposit agreement relate available to the holders of those depositary shares. A deposit agreement will automatically terminate if:

•	all outstanding depositary shares to which it relates have been withdrawn, redeemed or converted or

•	the depositary has made a final distribution to the holders of the depositary shares issued under the deposit agreement upon our liquidation, dissolution or winding up.

Miscellaneous.    There will be provisions (i) requiring the depositary to forward to holders of record of depositary shares any reports or communications from us which the depositary receives with respect to the common or preferred stock to which the depositary shares relate, (ii) regarding compensation of the depositary, (iii) regarding resignation of the depositary, (iv) limiting our liability and the liability of the depositary under the deposit agreement (usually to failure to act in good faith, gross negligence or willful misconduct) and (v) indemnifying the depositary against certain possible liabilities.

DESCRIPTION OF UNITS

We may issue securities in units, each consisting of two or more types of securities. For example, we might issue units consisting of a combination of debt securities and warrants to purchase common stock. If we issue units, the prospectus supplement relating to the units will contain the information described above with regard to each of the securities that is a component of the units. In addition, each prospectus supplement relating to units will

•	state how long, if at all, the securities that are components of the units must be traded in units, and when they can be traded separately;.

•	state whether we will apply to have the units traded on a securities exchange or securities quotation system;

•	describe how, for U.S. federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

LEGAL MATTERS

K&L Gates LLP, New York, New York, or other counsel selected by with regard to a particular offering, who will be named in the prospectus supplement relating to that offering, will pass upon the validity of any securities we offer by this prospectus. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K, and the effectiveness of Lennar Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You can read and copy any materials that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. You can call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s Internet Web site at www.sec.gov. In addition, you can read and copy our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, N.Y.

INCORPORATION BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus.

We are incorporating by reference in this prospectus the following documents, which we have previously filed with the SEC. Each of the documents incorporated by reference is an important part of this prospectus.

(a)	our Annual Report on Form 10-K for the fiscal year ended November 30, 2011; and

(b)	our Proxy Statement on Schedule 14A filed on March 3, 2011 relating to our 2011 Annual Meeting of Stockholders.

Whenever after the date of this prospectus, we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, those reports and documents will be deemed to be part of this prospectus from the time they are filed. Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Nothing in this prospectus will be deemed to incorporate information furnished by us on Form 8-K that, under the rules of the SEC, is not deemed “filed” for purposes of the Exchange Act.

We will provide to each person to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus. We will provide this information at no cost to the requester upon written request addressed to Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, Attention: Office of the General Counsel, or upon oral request by calling our Office of the General Counsel at (305) 559-4000.

Lennar Corporation

$             % Senior Notes due 2026

PROSPECTUS SUPPLEMENT

                             , 2014

Joint Book-Running Managers

Citigroup	BMO Capital Markets	BofA Merrill Lynch
Deutsche Bank Securities		J.P. Morgan
UBS Investment Bank		Wells Fargo Securities